EXHIBIT 10.16

Dated 27 February 2006

THE PERSONS NAMED IN SCHEDULE 1, PARTS I & II HERETO

AND

KANDEL LIMITED

AND

INVESTEXX HOLDINGS LIMITED

AND

INVESTCORP TECHNOLOGY VENTURES II, L.P.

AND

INFONXX, INC.

AGREEMENT FOR THE SALE AND PURCHASE OF

THE ENTIRE ISSUED SHARE CAPITAL OF

KANDEL LIMITED

O’DONNELL SWEENEY

One Earlsfort Centre

Earlsfort Terrace

Dublin 2

PS/FJH/14305.18

THIS AGREEMENT is made on 27 February 2006

BETWEEN

1.	THE PERSONS NAMED IN SCHEDULE 1, PART I HERETO (the “Vendors”);
2.	THE PERSONS NAMED IN SCHEDULE 1, PART II HERETO (the “Covenantors”);
3.

INVESTCORP TECHNOLOGY VENTURES II, L.P. a Cayman Islands corporation having its registered office at West Wind Building, PO Box 1111, Grand Cayman (“Investcorp”), and INFONXX, INC., a Delaware corporation having its registered office at 3864 Courtney Street, Suite 411, Bethlehem, Pennsylvania, USA (“InfoNXX”, together with Investcorp, the “Promoters”) in the course of promoting a company under the style of Investexx Holdings Limited;

4.	INVESTEXX HOLDINGS LIMITED, in the process of being incorporated as an Irish registered limited liability company (the “Purchaser”); and
5.	KANDEL LIMITED registered in Ireland under registration number 364249 and having its registered office at East Point Business Park, Dublin 3 (the “Company”).

WHEREAS:

A.	The legal and beneficial ownership of the Sale Shares is as set out in Schedule 1 Part I.
B.	The Promoters are in the course of incorporating the Purchaser.
C.	The Vendors have agreed to sell and the Purchaser has agreed to purchase all of the Sale Shares on the terms and subject to the conditions of this Agreement.
D.

The Company is party to this Agreement for the purpose of receiving the benefit of certain undertakings and representations from the Vendors in its favour. The Covenantors are parties to this Agreement for the purpose of giving certain covenants in favour of the Company and the Purchaser.

E.	The Sale Shares represent the entire Issued share capital of the Company.
F.	The Company is the legal and beneficial owner of the entire issued share capital of each of the Subsidiaries.

NOW IT IS HEREBY AGREED as follows:

1	INTERPRETATION
1.1	In this Agreement:

“Accounting Standards” means accounting principles, standards and practices generally accepted in Ireland at the date of this Agreement consistently applied with prior periods;

“Accounts” means the audited consolidated financial statements of the Company and the Subsidiaries together with the financial statements of the Company and each of the Subsidiaries as at the Last Accounting Date comprising the audited consolidated balance sheet as at, and the audited consolidated profit and loss account for the accounting period ending on, the Last Accounting Date and the notes, reports and other documents required by law to be annexed thereto;

“Agreement” means this Agreement and the Schedules hereto;

“Anglo Irish Bank” means Anglo Irish Bank Corporation plc having its registered office at Stephens Court, 18/21 St Stephen’s Green, Dublin 2;

“BoSI” means Bank of Scotland (Ireland) Limited, having its registered office at Bank of Scotland House, 124-127 St Stephen’s Green, Dublin 2;

“Breach” in relation to a Warranty means any instance of the Warranty being untrue or inaccurate in any respect;

“Business” the full range of business activities heretofore carried on by the Group including the provision of directory enquiry services, outsourced customer care, telesales and ancillary call-centre services and the provision of internet classified search services to end-users;

“Business Day” means a day (other than a Saturday or Sunday or a public holiday) on which clearing banks are open for business in Dublin;

“Claim” means a Warranty Claim or an Indemnity Claim (as the context requires);

“Completion” means completion of the matters referred to in Clause 5;

“Completion Date” means the fifth Business Day following (i) the giving of notice by the Purchaser to the Vendors’ Representative of its intention to complete the purchase of the Sale Shares, or (ii) the date which is five Business Days prior to the Long Stop Date, whichever is the earlier;

“Confidential Information” means all information of any Group Company not in the public domain used in or otherwise relating to the Business, the customers or financial or other affairs of any Group Company including, without limitation, information relating to:

(i)

the marketing of any products or services including, without limitation, customer names and lists and any other details of customers, sales targets, sales statistics, market share statistics, prices, pricing methods, discount practices, market research reports and surveys, and advertising or other promotional materials;

(ii)	future projects, business development or planning, commercial relationships and negotiations;

“Connected Person” has the meaning given to it in Section 26 of the Companies Act 1990 (as amended) and “Person Connected” shall be construed accordingly;

“Consideration” means the cash consideration for the sale of the Sale Shares being €86,745,589;

“Disclosed” means fairly and accurately disclosed in the Disclosure Letter or the documents annexed thereto with sufficient detail to identify the nature and scope of the matter disclosed in the context of the Warranties;

“Disclosure Letter” means the letter of the same date as this Agreement from the Vendors to the Purchaser disclosing exceptions and qualifications to the Warranties;

“Director” means a director for the time being of any Group Company;

“Domain Names” means the domain names of the Group listed in Schedule 8;

“Employee” means any director, former director, employee or former employee of any Group Company;

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer, and retention arrangements) having a similar effect;

“Environment” means the environment generally including all biological and physical aspects of the environment including but not limited to any land (including, without limitation, soil, surface land and sub surface strata, sea bed or river bed under any water as referred to below and any natural or man made structures), any waters (including, without limitation, coastal and inland waters, surface waters, ground waters, aquifers and water in pipes, drains or other conduits) and air (including, without limitation, air within buildings and other natural or man made structures above or below ground);

“Environmental Laws” means all laws (whether criminal, civil or administrative) including common law, statutes, statutory instruments, directives, regulations, bye-laws, orders, codes, judgments and other legal measures having the force of law (including codes of practice, circulars and guidance notes made thereunder) in any jurisdiction relating to the Environment;

“Environmental Licences” means any permit, licence, permission, approval, consent, registration or other authorisation required by or pursuant to any applicable Environmental Laws or relating to the Environment;

“Escrow Account” means the interest bearing deposit account in the joint names of the Escrow Agents into which the Escrow Amount is to be paid on the Completion Date and which shall be operated in accordance with the Escrow Agreement;

“Escrow Agents” means the Purchaser’s Solicitors and the Vendors’ Solicitors;

“Escrow Agreement” means the escrow agreement in the agreed form as set out in Schedule 7 to be entered into on the Completion Date between the Vendors, the Purchaser and the Escrow Agents;

“Escrow Amount” means at Completion, the sum of €10,000,000 to be paid by the Purchaser into the Escrow Account on Completion in accordance with Clause 3.3.1 and thereafter the sum standing to the credit of the Escrow Account from time to time (together with interest (if any) accrued thereon);

“EURIBOR” in relation to any amount on any day, means: (i) the rate per annum calculated and (rounded upwards to five decimal places) published or reported on Telerate page 248 (or such other screen or page as may replace that screen or page on that service) or about 12.00 p.m. on the second Business Day before such day as being the interest rate per annum offered in the European inter-bank market for deposits in euro in an amount comparable with such amount for a three month period; or (ii) if the service in (i) above is not available, the rate per annum determined by the party to whom monies are owed to be equal to the arithmetic mean (rounded upwards to five decimal places) of the rate (as notified to such party) at which each of three leading banks in the Dublin market were offering deposits in euro in an amount comparable with the relevant amount for a three month period at or about 12.00 p.m. on the second Business Day before such day;

“€” or “euro” means the euro, the lawful currency of Ireland and being the single unit of currency provided for in the Treaty on European Union which was signed at Maastricht on 7 February 1992 and which came into force on 1 November 1993. Each euro is divided into one hundred cent and references in this Agreement to “cent” shall be construed accordingly;

“Group” means the Company and the Subsidiaries;

“Group Company” means any one of the Company or the Subsidiaries (as the case may be);

“Indemnity Claim” means a claim under the Tax Deed;

“Intellectual Property” means patents, trade marks, service marks, registered designs, applications for any of the foregoing, trade and business names, unregistered trade marks and service marks, know-how, copyrights, rights in designs, inventions, rights under licences and consents in relation to any such rights, and rights of the same or similar effect or nature, in any part of the world;

“Intellectual Property Rights” means all Intellectual Property used, or required to be used, by a Group Company, in, or in connection with the Business;

“KPMG Report” means the KPMG vendor due diligence assistance report dated 24 November 2005 to be addressed to the Purchaser;

“Last Accounting Date” means 31 March 2005;

“Long Stop Date” means 60 days from the date hereof;

“Management Accounts” means the consolidated management accounts of the Group for the period commencing on the Last Accounting Date ended 31 January 2006;

“Pension Schemes” means the Conduit Group Retirement Benefit Pension Scheme established by Declaration of Trust dated 1 April 2001 made by Conduit Enterprises Limited and operated with Hibernian Life and Pensions Limited (Policy No. M071784);

“Planning Acts” means the local Government (Planning & Development) Acts 1963 to 1999, the Planning & Development Act 2000, the Planning & Development Act 2001, the Building Control Act 1990 and any statutory modification or re-enactment thereof for the time being in force and any regulations or orders for the time being made thereunder;

“Properties” means the property or properties short particulars of which are set out in Schedule 5 and a reference to the Property includes a reference to the individual properties comprising the Properties and any part or parts of individual properties;

“Purchaser’s Group” means the Purchaser and any other company which is or hereafter becomes a subsidiary undertaking or holding company of the Purchaser or a subsidiary undertaking of such holding company;

“Purchaser’s Solicitors” means Arthur Cox, Earlsfort Centre, Earlsfort Terrace, Dublin 2;

“Relevant Capacity” means on his own account or jointly with or for that of any person, firm or company and whether as principal, partner, director, consultant or agent or through the medium of any company in which it has an interest (save as the holder of shares or other securities of a listed company quoted on a recognised stock exchange where the shares or securities confer not more than five per cent of the votes which can be exercised aa general meeting and for which purpose there shall be aggregated with its shareholding or interest the shares or interests held or controlled or exercised by any person connected with the Vendors);

“Relevant Proportion” means, in relation to any Vendor, the percentage amount set opposite his name in the First Schedule hereto;

“Sale Shares” means the issued shares in the capital of the Company which are set out in Schedule 1;

“Subsidiaries” has the meaning set out in Part 2 of Schedule 2 and each a “Subsidiary”;

“Subsidiary Shares” means any shares in a Subsidiary which are not registered in the name of another Group Company;

“Substance” shall include but shall not be limited to any waste, pollutant or contaminant of whatever nature, noise, vibration, electromagnetic or other radiation which is capable of causing harm to the Environment;

“Tax” or “Taxation” includes (without limitation) corporation tax, income tax (including income tax or amounts on account of income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, development land tax, inheritance tax, value added tax, national insurance or PRSI contributions, PAYE, capital duty, stamp duty, stamp duty reserve tax, duties of customs and excise, petroleum revenue tax, rates, all taxes, duties or charges replaced by or replacing any of them, and all other taxes on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added, and personal property, and all levies, imposts, duties, charges or withholdings of any nature whatsoever chargeable by any Tax Authority, and any payment whatsoever which the Company may be or become bound to make to any person as a result of the discharge by that person of any tax which the Company has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the Company, or any other person and of whether any amount in respect of any of them is recoverable from any other person;

“Tax Authority” means any taxing or other authority (whether within or outside Ireland) competent to impose any liability to Tax;

“Tax Deed” means the deed of tax indemnity in the form set out in Schedule 6;

“Tax Liability” shall bear the same meaning as in the Tax Deed;

“Taxes Act” and “TCA” mean the Taxes Consolidation Act, 1997;

“Territory” means the island of Ireland, England, Austria, Italy, France, Switzerland and Sweden;

“Vendors Representative” means Westfront Limited having its registered office at East Point Business Park, Clontarf, Dublin 3 or such other person as may be nominated by the Vendors from time to time and notified in writing to the Purchaser in accordance with Clause 13;

“Vendors’ Solicitors” means O’Donnell Sweeney Solicitors, One Earlsfort Centre, Earlsfort Terrace, Dublin 2;

“Warranties” means the warranties and undertakings contained in Schedule 4, each a “Warranty”;

“Warranty Claim” means a claim for Breach of any one or more of the Warranties;

“1963 Act” means the Companies Act 1963;

“1990 Act” means the Companies Act 1990.

1.2	In this Agreement, a reference to:
1.2.1	the words “company”, “subsidiary”, “subsidiary undertaking” and “holding company” have the meanings given to them by the Companies Acts, 1963 to 2005;
1.2.2	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of the parties;

1.2.3	a statutory provision includes a reference to:
(a)	that statutory provision as amended, restated, consolidated, modified or re-enacted from time to time (whether before or after the date of this Agreement); and
(b)	any subordinate legislation made under the statutory provision (whether before or after the date of this Agreement);
1.2.4	a person includes a reference to any body corporate, unincorporated association or partnership;
1.2.5	a person includes a reference to that person’s legal personal representatives and successors;
1.2.6	a clause or schedule, unless the context otherwise requires, is a reference to a clause of or schedule to this Agreement; and
1.2.7	the masculine gender shall include the feminine and neutral and the singular shall include the plural and vice versa.
1.3	The headings in this Agreement shall not affect the interpretation of this Agreement.
1.4

Any statement, representation or warranty which is qualified by the expression “so far as the Vendors are aware” or “to the best of the knowledge, information or belief of the Vendors” or with any similar qualification shall be deemed to include a warranty given by the Vendors that they have made such statement, representation or warranty after due and careful enquiry.

1.5	Subject to Clause 6.2, in the event of there being any conflict or ambiguity between the provisions of this Agreement and the Disclosure Letter, the terms of this Agreement shall prevail.
1.6	Where any warranty, obligation, representation or agreement pursuant to this Agreement is given by or accepted by more than one person;
1.6.1

the Warranties contained in this Agreement on the part of such persons shall be construed and take effect as joint and several warranties and undertakings and the act or default of any one of them shall be deemed to be the act or default of each of them and reference to that person shall refer to each of those persons or any of them as the case may be; and

1.6.2

any other such representations, agreements and obligations contained in this Agreement (not being Warranties) on the part of such person shall be construed and take effect as individual representations, agreements and obligations and the act or default of any one person of them shall be deemed to be the act or default of that person only.

1.7

The parties have participated jointly in negotiating and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of the provisions of this Agreement

1.8

The Promoters shall procure that the entry into of this Agreement (and all documents and agreements contemplated hereby) by the Promoters shall be ratified by the Purchaser after its incorporation in accordance with section 37 of the Companies Act 1963 and that all obligations and liabilities of the Promoters under this Agreement shall cease immediately following payment of the Consideration to the Vendors in accordance with the terms of this Agreement.

1.9

References in this Agreement to payment obligations of the Purchaser shall, until the payment of the Consideration to the Vendors in accordance with the terms of this Agreement, be deemed to refer to the Purchaser and the Promoters jointly and severally.

2	SALE AND PURCHASE
2.1

In accordance with and subject to the provisions of this Agreement, the Vendors hereby agree to sell as legal and beneficial owners (and where Sale Shares are held in trust for any of the Vendors the trustees of those Sale Shares have joined in this Agreement for the purpose of transferring to the Purchaser the entire legal and beneficial interest in all of the Sale Shares) and the Purchaser hereby agrees to purchase as and from the Completion Date the Sale Shares for the Consideration free from all Encumbrances together with all rights of any nature whatsoever on or after the Completion Date attaching or accruing to them.

2.2

Each Vendor hereby waives and shall procure that there will be waived before Completion, all rights of pre-emption and other restrictions on transfer over the Shares conferred on him or any other person under the Articles of Association of the Company or otherwise.

3	PURCHASE PRICE
3.1	The total price payable to the Vendors by the Purchaser for the Sale Shares shall be the Consideration.
3.2	At Completion:
3.2.1

the sum of €76,745,589 (being the Consideration less the Escrow Amount) shall be paid to the Vendors’ Solicitors whose receipt shall be sufficient evidence of payment and the Purchaser shall not be concerned as to the distribution of such monies between the Vendors; and

3.2.2	the Escrow Amount shall be paid into the Escrow Account, to be held on deposit for a period of eighteen months from the Completion Date and used in accordance with the terms of the Escrow Agreement to satisfy (i) any Warranty Claim and/or (ii) any Indemnity Claim.

4	CONDITIONS
4.1	Completion is subject to and conditional upon there being no:
4.1.1

temporary restraining order or preliminary or permanent injunction, judgment, order or decree of any court or governmental or regulatory authority or competent jurisdiction prohibiting the sale and purchase of the Sale Shares (other than any competition or anti-trust regulatory authority); and

4.1.2

suit, action or proceeding (other than any suit, action or proceeding by any competition or anti-trust regulatory authority) being pending before or by any court or governmental or regulatory authority seeking to restrain or prohibit the sale and purchase of the Sale Shares, on or before the date set for Completion in clause 5.1, provided however that clauses 4.1.1 and 4.1.2 shall not apply to any injunction, decree, judgment, order or decree pursuant to clause 4.1.1 and/or any suit, action or proceeding pursuant to clause 4.1.2 which is taken by, on behalf of or in conjunction with the Purchaser, the Promoters (or either of them) or any person associated or connected with or controlled by any of them (the matters referred to in clauses 4.1.1 and 4.1.2 are hereinafter in this clause 4 collectively referred to a “Third Party Action”).

4.2	In the event that a Third Party Action occurs on or before the date set for Completion in clause 5.1, then, subject only to clause 4.3, the Promoters, the Purchaser and the Vendors shall:
4.2.1	challenge, defend, resist, lift, waive, settle and/or compromise (as appropriate) the Third Party Action; and
4.2.2	co-operate with each other in taking the action referred to in clause 4.2.1.

with the intention of giving effect to the matters envisaged by this Agreement and achieving Completion expeditiously.

4.3

In the event a Third Party Action occurs on or before the date set for Completion in clause 5.1 and the Promoters, the Purchaser, and a majority (having regard to the number of voting shares held by them) of the Vendors are of the opinion that the Third Party Action is unlikely to be successfully defended, resisted, lifted, waived, settled and/or compromised (as appropriate) the Promoters, Purchaser and the Vendors undertake one with the other that they shall each use their best endeavours to, and shall negotiate in good faith so as to realise an alternative means of consummating the sale and purchase contemplated by this Agreement.

4.4	If a Third Party Action has occurred and has not been successfully challenged, defended, resisted, lifted, waived, settled and/or compromised (as appropriate) on or prior to the

Long Stop Date, then the date for Completion shall be postponed to the date which is thirty Business Days after the date set for Completion in clause 5.1.

4.5

If the date for Completion is postponed in accordance with clause 4.4 then the provisions of this Agreement shall apply to the date to which Completion is so postponed provided however that if Completion has not occurred on or before the date which is 120 Business Days from the initial date set for Completion, this Agreement shall automatically terminate and cease to have effect except that such termination shall not affect the accrued rights and entitlements of the Vendors under this Agreement at the date of termination and provided that the Purchaser shall have no entitlement to pursue the Vendors under the Warranties, the Tax Deed, for breach of Schedule 9 or otherwise (other than rights pursuant to clauses 7 (confidentiality), 10 (costs) and 17 (governing law)).

4.6

Completion is also subject to receipt by the Purchaser, prior to the Completion Date of consents to the change of control of the Company contemplated by this Agreement from Orange UK (in respect of an agreement with the Group dated 14 July 2003 (as amended)), Bord Gais (in respect of an agreement with the Group effective as of 1 January 2003 (as amended)), Vodafone (in respect of two agreements with the Group dated 11 April 2003 and July 2005 (as amended)) and the Welsh Development Authority (in respect of an agreement with the Group dated February 2003).

4.7	Completion is also subject to:
4.7.1

each of the beneficial owners of the Sale Shares (with the exception of those shareholders set out in Schedule 1, Part III (the “Untraced Shareholders”) having agreed in writing to the sale of their Sale Shares in accordance with the provisions of this Agreement; and

4.7.2

the Articles of Association of the Company having been amended by the Vendors in a form acceptable to the Purchaser acting reasonably so as permit the Purchaser to compulsorily acquire the Sale Shares held by the Untraced Shareholders.

4.8

Pending Completion the Vendors covenant in the terms set out in Schedule 9 provided however that any action which is required to be taken in order to effect the transactions contemplated by this Agreement or which is taken in relation to any necessary notification to the Authority shall be deemed not to be a breach of Schedule 9.

4.9	The Purchaser:
4.9.1

agrees to submit to any relevant authority (including, without limitation, the Irish Competition Authority) (the “Authority”) within 5 Business Days of the date hereof any notification required by law (including a notification pursuant to section 18 of the Irish Competition Act 2002) in the agreed form;

4.9.2	shall ensure that any further communication with the Authority shall only be made by the Purchaser after consultation with the Vendors’ Representative and shall be made in good faith and with the intention of obtaining expeditiously the approval of the Authority for the transactions contemplated hereby; and

4.9.3

undertakes with the Vendors to comply with the reasonable requirements imposed by the Authority, if any, of the Authority (including any reasonable conditions specified by the Authority) in respect of the matters envisaged by this Agreement,

4.9.4

to the extent any condition (including, without limitation, any divestment condition) is imposed by the Authority, they will proceed, to the maximum permissible extent, with the sale and purchase contemplated by this Agreement (provided that any such condition would not be material in value terms in the context of the Group as a whole), with the intention of achieving Completion expeditiously.

4.10

The Purchaser expressly acknowledges and agrees that in the event any Authority does not approve the sale and purchase of the Sale Shares pursuant to applicable laws and as a result the Purchaser fails to make payment in accordance with Clause 5.5.1 on Completion, the Vendors may pursue the Purchaser and/or the Promoters for breach of this Agreement.

5	COMPLETION
5.1	Completion shall take place at the office of the Vendors’ Solicitors on the Completion Date.
5.2

At Completion the Vendors shall each deliver to the Purchaser duly executed transfers of the Sale Shares accompanied by the relevant original share certificates (if not already in the possession of the Purchaser) or an appropriate indemnification in the customary form in respect of any lost certificates together with such other deeds and documents as may be necessary to transfer to the Purchaser or as it may direct the legal and beneficial ownership of the shares free from all liens, charges or Encumbrances of every description.

5.3	At Completion the Vendors shall deliver or procure to be delivered to the Purchaser those items set out in Schedule 3;
5.4	At Completion the Vendors shall procure that the Directors of each Group Company shall convene and hold a meeting of the board of directors of each Group Company at which the Directors shall:
5.4.1

in the case of the Company, vote in favour of the registration of the Purchaser and/or its nominee(s) as member(s) of the Company in respect of the Sale Shares (subject only to the production of duly stamped transfers);

5.4.2	revoke all existing mandates for the operation of bank accounts and issue new mandates giving authority to persons nominated by the Purchaser;

5.4.3

change the registered office of each Irish registered Group Company to and change the registered offices, corporate seats or principal places of business of all non-Irish registered Group Companies to such addresses as the Purchaser may direct;

5.4.4

appoint such person or persons as the Purchaser may nominate as directors with immediate effect and approve the resignations of such persons as directors and secretary as may be required by the Purchaser; and

5.4.5	if the Purchaser so requests, appoint such firm as the Purchaser may nominate as auditors with immediate effect and approve the resignation of Deloitte & Touche as auditors.
5.5	At Completion the Purchaser shall:
5.5.1

pay to the Vendors’ Solicitors in immediately available funds the sum of €76,745,589 (being the Consideration less the Escrow Amount), and the receipt of the Vendors’ Solicitors shall be a sufficient discharge to the Purchaser in respect of such payment;

5.5.2	pay the Escrow Amount into the Escrow Account.
5.6	Upon the signing of this Agreement, the parties hereto shall enter into the Tax Deed, the Escrow Agreement and the Disclosure Letter.
5.7	The Purchaser shall not be obliged to complete this Agreement unless the Vendors comply fully with all their obligations under this Clause 5.
5.8	The Vendors shall not be obliged to complete this Agreement unless the Purchaser complies fully with its obligations under this Clause 5.
6	WARRANTIES
6.1

In consideration of the Purchaser agreeing to enter into this Agreement, the Vendors, jointly and severally warrant and undertake to the Purchaser that subject only to such matters as Disclosed each of the Warranties is true and accurate in all respects on the date of this Agreement and the Vendors agree and acknowledge that subject only to such matters as Disclosed the Purchaser is entering into this Agreement in reliance on the Warranties. In the event of a Breach, then, subject to the provisions of this Agreement and without restricting the rights of the Purchaser to claim damages on any other basis available to it, the Vendors shall, at the Purchaser’s option, either:

6.1.1	pay to the Purchaser an amount equal to the amount by which the value of the Sale Shares is less than it would have been if such Breach had not occurred; or
6.1.2	pay to the Purchaser an amount required to remedy in full the matter giving rise to the Breach together with all fees, costs and expenses reasonably and properly incurred or sustained by the Purchaser or any member of the Purchaser’s Group as a result of such Breach or in connection with the matter or circumstance giving rise to that Breach or in connection with establishing liability and recovering such payment from the Vendors.

6.2

The Warranties shall be qualified only by reference to those matters Disclosed. The parties agree and acknowledge that (i) a document which is attached to or contained in the Disclosure Letter and (ii) any statement contained in the body of the Disclosure Letter and which in each case is specifically Disclosed against one warranty shall be deemed to qualify each other Warranty.

6.3

Each of the Warranties shall be separate and independent and, save as set out in this Clause 6, shall not be limited by reference to any other paragraph or sub-paragraph or anything in this Agreement or the Tax Deed.

6.4

Each of the Vendors undertakes to the Purchaser that upon it becoming aware of the actual, impending or threatened occurrence of any event after Completion, which might reasonably be expected to cause or constitute a Breach he will immediately give written notice thereof to the Purchaser together with reasonable details of the relevant event.

6.5

The Purchaser is entering into this Agreement on the basis of the Warranties and in reliance on them and the Vendors acknowledge that this is the case: Liability under any Warranty shall not any way be modified or discharged by Completion.

6.6

Each Warranty shall continue in full force and effect notwithstanding Completion and no information relating to the Group of which the Purchaser or any of its agents or advisors has knowledge (whether actual or constructive) nor any investigation, audit, inquiry or examination made by or on behalf of the Purchaser at any time, whether before or after the date of this Agreement, shall diminish the effect of any Warranty or of any representation undertaking herein contained or prejudice any claim made by the Purchaser thereunder or operate to reduce any amount recoverable thereunder and the assessment of any damages payable by the Vendors in respect of any Breach of any of the Warranties shall wholly disregard any such information investigation, audit, inquiry or examination made by or on behalf of the Purchaser.

6.7

The Vendors hereby assign to the Purchaser all the rights, remedies or claims which they may have in respect of any misrepresentations or inaccuracies in or omissions from any information (including information set out in the Disclosure Letter) or advice supplied or given by a Group Company or any of the officers, employees or agents of a Group Company and on which the Vendors have relied in giving the Warranties, preparing the Disclosure Letter and/or entering into this Agreement and/or the other documents to be entered into on Completion.

6.8

Warranty Claims may be made by the Purchaser under the Warranties whether or not the Purchaser knew or could have discovered (whether by any investigation made by it or on its behalf into the affairs of the Company or otherwise) prior to signing this

Agreement that any of the Warranties have not been complied with or carried out or are otherwise untrue or misleading.

6.9	The rights and remedies of the Purchaser in respect of a Breach of any of the Warranties shall not be affected by the sale and purchase of the Sale Shares.
6.10

Without prejudice to any other right or remedy of the Purchaser under this Agreement or otherwise all sums payable by the Vendors under this Agreement shall bear interest at the rate which is two per cent above three month EURIBOR from the date the claim (i) is settled between the parties or (ii) determined by a court of competent jurisdiction (whichever is the earlier) until the date of payment.

6.11	Subject to Clause 6.16, the Vendors shall not have any liability whatsoever in respect of any Warranty Claim unless:
6.11.1

the Purchaser shall have given to the Vendors written notice of the relevant Claim (giving reasonable particulars of the Claim) on or before 17:00 GMT on the date falling 18 months from the Completion Date; and

6.11.2	proceedings in respect thereof are issued and served on the Vendors no later than 17:00 GMT on the date which is 6 months from the date on which notice of such claim is given by the Purchaser; and
6.12

Subject to Clause 6.16, the Vendors shall not have any liability whatsoever in respect of any Warranty Claim unless the amount that would be recoverable from the Vendors in respect of that Warranty Claim when aggregated with any other amount or amounts recoverable (or which, but for this Clause 6.12 would be recoverable) in respect of other Warranty Claims exceeds €200,000.00 and in the event that the aggregated amounts exceed €200,000.00 the Vendors shall be liable in respect of the total aggregated amounts and not the excess only.

6.13

Subject to Clause 6.16, the aggregate liability of the Vendors (whether at common law or under the express terms of this Agreement) under or in respect of or in connection with any Breach or Breaches of the Warranties shall not exceed the Escrow Amount and any payment to be made by the Vendors in connection therewith shall be made from the Escrow Account in accordance with the terms of the Escrow Agreement and accordingly no recourse shall be had in the settlement thereof to any other assets of the Vendors.

6.14

Subject to clause 6.16, the aggregate liability of the Vendors (whether at common law or under the express terms of this Agreement) under or in respect of or in connection with any Indemnity Claim shall not exceed 15% of the Consideration and all Indemnity Claims shall be satisfied in the first instance from the Escrow Account in accordance with the terms of the Escrow Agreement.

6.15

The maximum aggregate liability of the Vendors (whether at common law or under any express terms of this Agreement) under or in respect of or in connection with any indemnity Claim shall be reduced by the amount of any claim by the Purchaser against the Escrow Amount pursuant to this Agreement and the maximum individual liability of each of the Vendors (whether at common law or under any express terms of this Agreement) under or in respect of or in connection with any Indemnity Claim shall be reduced by that Vendor’s Relevant Proportion of the amount of any claim by the Purchaser against the Escrow Amount pursuant to this Agreement.

6.16

Notwithstanding any other provision of this Agreement, the limitations set out in Clauses 6.11 to 6.14 inclusive shall not apply in respect of an individual Vendor (for the purposes of this Clause 6.16 a “Defaulting Vendor”) in respect of any Warranty Claim and/or any Indemnity Claim relating to:

6.16.1	the Defaulting Vendor’s title to or the status or validity of his Sale Shares; or
6.16.2	any Claim which arises as a result of any fraudulent act or omission by the Defaulting Vendor,
6.17	For the avoidance of doubt:
6.17.1	the limitations set out in Clauses 6.11 to 6.14 inclusive shall continue to apply in respect of those Vendors who are not a Defaulting Vendor.
6.17.2

the Purchaser shall be entitled, at its sole discretion, to pursue a Defaulting Vendor directly in respect of all or any part of his liability to make payment to the Purchaser in respect of Clause 6.16.1 and/or Clause 6.16.2 without first having to have recourse to the Escrow Amount but this shall be without prejudice to the Purchaser’s right at any time to discharge all or any part of a Defaulting Vendor’s liability to make payment to the Purchaser in respect of Clause 6.16.1 and/or Clause 6.16.2 from the sum for the time being standing to the credit of the Escrow Account in accordance with the terms of the Escrow Agreement;

6.18

Any claim for breach of the obligations set out in Schedule 9 shall be made by notice in writing to the Vendors’ Representative on or prior to 17.00 GMT on the date which is 30 days from the Completion Date. The aggregate liability of the Vendors (whether at common law or under the express terms of this Agreement) under or in respect of or in connection with any claim for breach of the obligations set out in Schedule 9 shall not exceed an amount equal to €5,000,000.

6.19

Save to the extent expressly warranted or guaranteed in this Agreement, none of the information, or its accuracy, supplied by any Group Company or any of its officers or employees or professional advisers to the Vendors or their professional advisers on or prior to the date hereof in connection with this Agreement, the Warranties, the Tax Deed, the Disclosure Letter or otherwise in relation to the business and affairs of the Group shall be deemed to have been warranted or guaranteed by the Group, and the Vendors irrevocably and unconditionally waive any and all claims (if any) which they might otherwise have against the Group or any of its or their officers or employees in respect thereof.

6.20	Subject to Clauses 6.13, 6.14 ands 6.18, all sums payable by the Vendors to the Purchaser or a Group Company under this Agreement and/or under the Tax Deed shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law. If any such deductions or withholdings are required by law the Vendors shall be obliged to pay to the relevant person such sums as will after such deduction or withholding has been made leave that person with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. If any sum payable by the Vendors to the Purchaser or a Group Company under this Agreement and/or under the Tax Deed shall otherwise be subject to tax in the hands of the recipient the same obligation to make an increased payment shall apply in relation to such tax liability as if it were a deduction or withholding required by law.

6.21	Where the Purchaser or any Group Company has a claim against a third party in relation to any matter which gives rise to a Warranty Claim (a “Third Party Claim”), the Purchaser shall:
(i)	after having received a written acknowledgment from the Vendors in terms reasonably acceptable to the Purchaser:
(a)	accepting liability for the Warranty Claim; and
(b)	agreeing to the Purchaser’s Pre-Estimate (as such term is defined in the Escrow Agreement) of the Warranty Claim for the purposes of the Escrow Agreement,

and

(ii)

subject to the Purchaser or the relevant Group Company being indemnified by the Vendors to the reasonable satisfaction of the Purchaser against all costs and expenses which might be incurred by reason of the Third Party Claim (including, where the third party concerned is a customer, any loss of business or profits resulting from the taking of such action against the customer), (provided that, for the avoidance of doubt, the indemnification in this Clause 6.21(ii) shall not be capped at the Escrow Amount) use all reasonable endeavours to procure that the Third Party Claim is diligently pursued to recover from such party any amounts in respect of the Third Party Claim and any amounts so recovered by the Purchaser (net of any costs and expenses incurred by the Purchaser or the Company in pursuing the Third Party Claim) shall act to reduce the amount of the Warranty Claim payable by the Vendors.

6.22

If a liability in respect of the same matter falls on the Vendors both in respect of a Breach of the Warranties and under the Tax Deed, then in calculating sums payable in respect of a Breach of the Warranties account shall be taken of sums paid or payable by the Vendors under the Tax Deed and vice versa.

6.23

The Purchaser shall procure that the Company shall give the Vendors and their professional advisers reasonable access to the premises and personnel of the Company, and shall on a confidential basis give reasonable access to any relevant chattels, documents and records within the power, possession or control of the Company to enable the Vendors and their professional advisers to examine such chattels, accounts, documents and records and take copies or photographs thereof for the sole purpose of evaluating any Warranty Claim made by the Purchaser.

6.24

For the avoidance of doubt it is hereby agreed that nothing in the Agreement shall in any way restrict or limit the general obligation of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any matter giving rise to a claim against the Vendors under the Warranties.

6.25

In the event of any Claim by the Purchaser succeeding and payment being made by the Vendors in respect of such claim, the Consideration payable for the Sale Shares sold by the Vendors making the payment shall be deemed to have been reduced by an amount equal to the sum received by the Purchaser from the Vendors and in the case of payment from the Escrow Account to the Purchaser in this regard all Vendors shall be deemed to share in the making of this payment pro rata to the percentage of the Consideration actually received by them.

6.26	The Purchaser shall give to the Vendors written notice’ giving reasonable particulars of any Breach as soon as practicable upon it becoming aware of the occurrence of a Breach.
6.27	The Vendors shall not be liable for a Warranty Claim if and to the extent:
6.27.1

the loss to which the Warranty Claim relates is attributable (in whole or in part) to a change made after the Completion Date in the accounting or taxation policies of a Group Company (except where the change is required to accounting or taxation policies which applied prior to the Completion Date and is necessary to comply with generally accepted accounting principles);

6.27.2

the loss to which the Warranty Claim relates would not have arisen but for a voluntary act, transaction or omission carried out by the Purchaser after Completion other than in the ordinary course of business and which the Purchaser was aware would give rise to a breach of the Warranties;

6.27.4	the loss to which the Warranty Claim relates arises as a direct result of a change in law occurring after Completion.
6.28

Where the Purchaser gives notice to the Vendors in respect of a formal claim by a third party (the “Relevant TP Claim”) which in the opinion of the Purchaser gives rise to, or which may give rise to, a Warranty Claim the Purchaser shall allow the Vendors Representative reasonable access to and copies of all documents, records, papers in the possession of the Purchaser relating to the Relevant TP Claim (provided any reasonable costs incurred by the Purchaser and/or the Group in so doing shall be reimbursed by the Vendors) and shall not make any admission of liability or settle or compromise the Relevant TP Claim without the prior consent of the Vendors Representative which shall, not be unreasonably withheld or delayed PROVIDED THAT the Vendors (acting jointly) may take conduct of the Relevant TP Claim subject to the following preconditions and upon the following terms (the breach of any of which by the Vendors (or any of them) shall entitle the relevant Group Company forthwith to re-take conduct of the Relevant TP Claim):

(i)

the Vendors first agree to jointly and severally indemnify (provided that, for the avoidance of doubt, the indemnification in this Clause 6.28 shall not be capped at the Escrow Amount) the Purchaser and the Group to their reasonable satisfaction against:

(a)	the maximum amount that may treasonably become payable if the Relevant TP Claim is successful; and
(b)	the costs of any proceedings relating to the Relevant TP Claim and all claims and judgments that may reasonably arise under the Relevant TP Claim;
(ii)

without prejudice to Clause 6.28(i) above, the Vendors agree in writing to the Purchaser’s Pre-Estimate (as such term is defined in the Escrow Agreement) of the Relevant TP Claim for the purposes of the Escrow Agreement,

(iii)

the proceedings relating to the Relevant TP Claim are not conducted by the Vendors in a manner that would reasonably be expected to jeopardise or damage the goodwill or reputation of the Group or the Purchaser;

(iv)

the Vendors shall at all times keep the Purchaser fully informed of all developments in relation to the Relevant TP Claim and shall allow the Purchaser and its advisors full access to all papers relating to the Relevant TP Claim or any proceedings arising therefrom;

(i)	the Vendors shall take the reasonable representations of the Purchaser into account in relation to the conduct of any proceedings relating to the Relevant TP Claim; and
(ii)

the Vendors shall ensure that no obligation, commitment or disadvantage shall be assumed or suffered by any Group Company or the Purchaser as a consequence of the Relevant TP Claim or arising out of the settlement thereof and the terms of any settlement of the Relevant TP Claim shall:

(a)	require the prior written approval of the Purchaser; and
(b)	constitute an acknowledgement of liability on the part of the Vendors to pay to the Purchaser such amount of the Relevant TP Claim and all other sums payable under Clauses 6.28(i) above.
6.29	The Promoters and the Purchaser jointly and severally warrant to the Vendors that:
6.29.1

the Promoters and the Purchaser have the requisite power and authority to enter into and perform this Agreement and the other documents which are to be executed by the Purchaser in accordance with the terms of this Agreement (the “Purchaser’s Completion Documents”);

6.29.2

this Agreement constitutes and the Purchaser’s Completion Documents will, when executed by the Promoters and the Purchaser, constitute binding obligations of the Promoters and the Purchaser in accordance with their respective terms;

6.29.3	the execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement and the Purchaser’s Completion Documents will not:
(i)	result in a breach of any provision of the memorandum of articles of association or by-laws or equivalent constitutional documents of the Promoters or the Purchaser;
(ii)	result in a breach of, or constitute a default under, any instrument to which the Purchaser or the Promoters are party or by which the Purchaser or the Promoters are bound; or
(iii)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser or the Promoters are party or by which the Purchaser or the Promoters are bound,
6.29.4	they are not actually aware of any fact or. matter which renders any of the Warranties untrue or misleading or gives rise to a breach thereof at the date of this Agreement.
6.30	The Purchaser shall in no circumstances be entitled to bring any claim against the Vendors or any of them in respect of a Warranty Claim or an Indemnity Claim on or prior to Completion.
7	CONFIDENTIALITY
7.1

For the. purpose of assuring to the Purchaser the full benefit of the Sale Shares and the goodwill and in consideration of the agreement of the Purchaser to purchase the Sale Shares on the terms hereof, the Vendors agree as a separate and independent agreement that, subject to clause 7.3, they will not at any time hereafter use, divulge or communicate to any person any Confidential Information which may be within or which, in the course of matters arising under this Agreement, may come to their knowledge, and that they will use all reasonable endeavours to prevent the use, publication or disclosure of any Confidential Information concerning such matters or any of them and not do anything to harm the goodwill of the Group.

7.2

No party hereto shall, without the prior consent in writing of BoSI, Liam Young and the Promoters or the Purchaser, make any announcement or public statement in relation to the entry into or performance of this Agreement. Each party hereto shall treat as strictly confidential all information received or obtained as a result of entering into or performing of this Agreement which relates to:

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7.2.1	the existence and the provisions or the contents of this Agreement or any document referred to herein;
7.2.2	the negotiations relating to this Agreement or any document referred to herein;
	7.2.3	(in the case of the Vendors only) the Purchaser’s Group.
7.3	Each party may disclose information which would otherwise be confidential if and to the extent:
	7.3.1	required by the law of any relevant jurisdiction or pursuant to an order of a court of competent jurisdiction;
	7.3.2	required by any securities exchange or regulatory or governmental body to which any party is subject to, wherever situated, whether or not the requirement for information has the force of law;
7.3.3

that the information is disclosed on a strictly confidential basis to the professional advisers, auditors and/or bankers of that party on terms that such persons undertake to comply with the, provisions of Clauses 7.1 and 7.2 in respect of such information as if they were a party to this Agreement;

7.3.4	that the information has come into the public domain through no fault of that party;
7.3.5	that the other parties to this Agreement have given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed; or
7.3.6	required to enable that party to enforce its rights under this Agreement;

PROVIDED THAT any such information disclosed pursuant to paragraphs 7.3.1, or 7.3.2 shall be disclosed only after notice (i) by the Purchaser to the Vendors (in the case of any proposed disclosure by the Purchaser pursuant to this Clause 7.3) or (ii) by the Vendors’ Representative to the Purchaser (in the case of any proposed disclosure by a Vendor pursuant to this Clause 7.3).

The restrictions contained in this Clause 7 shall continue to apply after the date hereof without limit in time and notwithstanding the termination or expiration of this Agreement.

8	USE OF INTELLECTUAL PROPERTY RIGHTS

No Vendor shall, and the Vendors shall procure that no persons or company controlled by any or all of them shall, either alone or jointly with, through or as manager, adviser, consultant or agent for any person, directly or indirectly use in connection with any business which competes, directly or indirectly, with the Business or any part thereof, any of the Intellectual Property Rights or use anything which is intended or is likely to be confused with, any of the intellectual Property Rights.

9	RESTRICTIVE COVENANTS
9.1

Each of Liam Young, Denis Creighton, Mark Buckley, Dorothy O’Byrne, Neil Evans, Iris Seybold, Peter Josika and Colm Coyle hereby covenants to the Purchaser and to each Group Company that he shall not, in any Relevant Capacity:-

9.1.1

at any time during the period commencing on Completion and ending two years after such date carry on, or be engaged, concerned or interested in, or assist, any business which competes, directly or indirectly, with the Business in the Territory;

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9.1.2

at any time during the period commencing on Completion and ending two years after such date in competition with the Business either seek to procure orders from, or do business with, or procure directly or indirectly any other person to procure orders from or do business with, any person who has been a client or customer of a Group Company at anytime during the period of twelve months prior to Completion;

9.1.3

at any time during the period commencing on Completion and ending two years after such date solicit, or contact with a view to the engagement or employment by any person or engage or employ any of the employees of a Group Company whether or not such an employee would thereby commit a breach of his service contract;

9.1.4

do or say anything which is harmful to the reputation of the Company or which may lead any person to cease to deal with the Company on substantially equivalent terms to those previously offered or at all;

9.1.5

at any time during the period commencing on Completion and ending two years after such date seek to contract with or engage (in such a way as to adversely affect the business of the Group as carried on at the date of this Agreement) any person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials, ingredients or services to the Company at any time during the period of twelve months before Completion, with the intent that each of the foregoing provisions of this Clause 9 shall constitute a separate and independent restriction on each of the persons listed in Clause 9.1.

9.2

It is agreed between the parties that, whilst the restrictions set out in this Clause 8 are considered fair and reasonable, if it should be found that any of the restrictions be void or unenforceable as being beyond what is fair and reasonable in all the circumstances and if by deleting part of the wording or substituting a shorter period of time or different geographical limit or a more restricted range of activities for any of the periods of time, geographical limits or ranges of activities set out in this Clause 9 it would not be void or unenforceable then there shall be substituted such next less extensive period or limit or activity or such deletions shall be made as shall render this Clause 9 valid and enforceable.

10	COSTS

Except as otherwise agreed in writing, each party shall pay its own costs of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement and of all other documents referred to in it.

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11	FURTHER ASSURANCE
11.1

At any time after Completion each Vendor shall (at the reasonable cost of the Purchaser) do and execute, or procure to be done and executed, all necessary acts, deeds, documents and things as may be reasonably requested of them by the Purchaser to give effect to this Agreement.

11.2	At any time after Completion and upon the Purchaser’s reasonable request from time to time each Vendor shall (at the reasonable cost of the Purchaser): -
11.2.1	provide, or procure to be provided, tc the Purchaser all information relating to the business and affairs of the Company and which is in their possession or under their control; and
11.2.2

give, or procure to be given, to the Purchaser, its directors and agents access to any documents containing any of the information referred to in Clause 11.2.1 and the Purchaser may copy any of those documents.

12	GENERAL
12.1	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.
12.2

The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

12.3	The rights and remedies of the Purchaser contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
12.4	The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the continuation in force of the remainder of this Agreement.
12.5	This Agreement shall enure to the benefit of and be binding upon the successors in title to the parties hereto.
13	ASSIGNMENT

The Vendors shall not assign or transfer or purport to assign or transfer any of their rights or obligations under this Agreement. This Agreement and the Tax Deed may be assigned by the Purchaser to any member of the Purchaser’s Group and to any subsequent purchaser of the Sale Shares.

14	NOTICES
14.1	Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or by registered post or sent by facsimile:

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(i)	in the case of the Vendors to the Vendors’ Representative at the following address:

Westfront Limited
East Point Business Park

Clontarf

Dublin 3

With a copy to:

Managing Partner

O’Donnell Sweeney

One Earlsfort Centre

Earlsfort Terrace

Dublin 2

Fax: +353 1 6644300

(ii)	in the case of the Purchaser to:

Investexx Holdings Limited

Arthur Cox Building

Earlsfort Terrace

Dublin 2

Fax: +353 1 618 0618

with a copy to:

Pádraig Ó Ríordáin
Arthur Cox

Earlsfort Centre

Earlsfort Terrace

Dublin 2

Fax: +353 1 618 0618

(iii)	in the case of Investcorp to:

Hazem Ben-Gacem

Investcorp International Limited

48 Grosvenor Street

London W1K 3HW

England

Fax: +44 207 887 3335

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with a copy to:

Pádraig Ó Ríordáin

Arthur Cox

Earlsfort Centre

Earlsfort Terrace

Dublin 2

Fax: +353 1 618 0618

(iv)	in the case of InfoNXX to:

David Freedman

InfoNXX, Inc.

655 Madison Avenue

21st Floor

New York NY 10021

Fax: +1 212 909 8284

with a copy to:

Tim Mann

Kilpatrick Stockton LLP

Suite 2800

1000 Peachtree Street

Atlanta GA 30309-4530

USA

Fax: +1 404 541 3282

and

Deirdre-Ann Barr

Matheson Ormsby Prentice

30 Herbert Street

Dublin 2

Fax: +353 1 619 9010

14.2	in the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:
14.2.1	if delivered personally, when left at the address referred to in this Agreement;
14.2.2	if sent by registered post, two days after posting it; and
14.2.3	if sent by facsimile, on completion of its transmission but if sent after 4.00 pm GMT it shall be deemed to have been duly give as at 9.00 am GMT on the next Business Day.
14.3	Any such notice served on the Vendors Representative shall be deemed for the purposes of this Agreement to be have been duly served on each Vendor.

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15	ENTIRE AGREEMENT
15.1

This Agreement together with the Disclosure Letter, the Tax Deed, the Escrow Agreement and all documents in the agreed form or attached as a Schedule hereto or thereto constitute the entire understanding and agreement between the parties and supersede all prior agreements, arrangements, letters and discussions between the parties.

15.2

In entering into this Agreement the Purchaser has not relied on any representation, warranty or other assurance other than as provided for under this Agreement, the Tax Deed, the Escrow Agreement and/or any documents in the agreed form.

15.3

So far as permitted by law and except in the case of fraud, no party to this Agreements shall be liable whether in contract, tort or otherwise for any representation, warranty or assurance not set out in this Agreement and each party waives all remedies which might otherwise be available to it in respect thereof.

16	COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts. together shall constitute one and the same instrument.

17	WAIVER
17.1

Any liability to the Purchaser under this Agreement may be wholly or partially released, varied, compounded or compromised by the Purchaser in its absolute discretion as regards any of the Vendors or any other party without in any way prejudicing or affecting its rights against any other party under the same or a similar liability, whether joint and several or otherwise. A waiver by the Purchaser of any breach by any party of any of the terms, provisions or conditions of this Agreement or of law, or the acquiescence of the Purchaser in any act (whether commission or omission) which but for such acquiescence would be a breach, will not constitute a general waiver of the term, provision or condition or of any subsequent act which is inconsistent with it.

17.2

Each of the parties hereto other than the Purchaser hereby irrevocably agree, conditional upon the occurrence of Completion in accordance with this Agreement that the Subscription Agreement between BoSI, the Company and the persons named in schedule 1 thereto dated 25 March 2004 together with the Shareholders Agreement in the agreed form referred to therein be and they are hereby terminated and all rights of the parties thereto and all claims arising thereunder are hereby irrevocably waived.

18	GOVERNING LAW AND JURISDICTION
18.1	This Agreement is governed by, and shall be construed in accordance with the laws of Ireland without reference to its conflicts of laws rules.
18.2

Each party irrevocably agrees that the courts of Ireland shall have non-exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, each party irrevocably submits to the jurisdiction of the courts of Ireland.

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SCHEDULE 1

THE VENDORS AND THE SHARES

Schedule 1

Part I: The Vendors

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Name of legal owner	Name of beneficial owner	Number and class of Shares held	Relevant Proportion
Bank of Scotland (Ireland) Limited	Bank of Scotland (Ireland) Limited	6,312,971 A Ordinary Shares of €0.01 each 4,000,000 6% Cumulative Redeemable Preference Shares of €1.00 each	27.08%
Westfront Limited Liam Young	Liam Young	3,865,363 B Ordinary Shares of €3.00 each 6,266 C Ordinary Shares of €3.00 each 425 D Ordinary Shares of €0.001 each	16.84%
Westfront Limited	Eddie Kerr	3,682,952 B Ordinary Shares of €3.00 each 5,978 C Ordinary Shares of €3.00 each	12.84%
Anglo Irish Bank Nominees Limited	Anglo Irish Private Equity Fund L.P.	1,262,594 A Ordinary Shares of €0.01 each 800,000 6% Cumulative Redeemable Preference Shares of €1.00 each	5.42%
Anglo Irish Bank Nominees Limited	Carol Moffet	631,297 A Ordinary Shares of €0.01 each	3.18%
		133,906 B Ordinary Shares of €3.00 each
		400,000 6% Cumulative Redeemable Preference Shares of €1.00 each
Anglo Irish Bank Nominees Limited	Sean Fitzpatrick	631,297 A Ordinary Shares of €0.01 each	2.71%
		400,000 6% Cumulative Redeemable Preference Shares of €1.00 each

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Anglo Irish Bank Nominees Limited	Tom Kirwan	631,297 A Ordinary Shares of €0.01 each	2.71%
		400,000 6% Cumulative Redeemable Preference Shares of €1.00 each
Anglo Irish Bank Nominees Limited and Westfront Limited	Tom Jones	631,297 A Ordinary Shares of €0.01 each 144,044 B Ordinary Shares of €3.00 each	3.21%
		400,000 6% Cumulative Redeemable Preference Shares of €1.00 each
Neil Evans	Neil Evans	100 D Ordinary Shares of €0.001	0.79%
Will Lewis	Will Lewis	25 D Ordinary Shares of €0.001	0.20%
Dryvale Limited	Mark Buckley	210,433 A Ordinary Shares of €0.01 each	2.29%
Mark Buckley		175 D Ordinary Shares of €0.001
		133,334 6% Cumulative Redeemable Preference Shares of €1.00 each
Dryvale Limited	Denis Creighton	210,432 A Ordinary Shares of €0.001 each	2.68%
Denis Creighton		225 D Ordinary Shares of €0.01 each
		133,333 6% Cumulative Redeemable Preference Shares of €1.00 each
Dryvale Limited	Colm Coyle	210,432 A Ordinary Shares of €0.01 each	1.69%
Colm Coyle		100 D Ordinary Shares of €0.001 each
		133,333 6% Cumulative Redeemable Preference Shares of €1.00 each
Dryvale Limited	Neil Parkinson	126,259 A Ordinary Shares of €0.01 each	0.54%.
		80,000 6% Cumulative Redeemable Preference Shares of €1.00 each

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Dryvale Limited	Michael Walsh	126,259 A Ordinary Shares of €0.01 each	0.54%
		80,000 6%. Cumulative Redeemable Preference Shares of €1.00 each
Dryvale Limited	Hugh Cooney	315,649 A Ordinary Shares of €0.01 each	2.93%
Hugh Cooney		200 D Ordinary Shares of €0.001 each
		200,000 6% Cumulative Redeemable Preference Shares of €1.00 each
Westfront Limited	John Kerry Keane	2,490,050 B Ordinary Shares of €3.00 each	5.69%
	Patrick McDonagh	1,756 C Ordinary Shares of €3.00 each
	Michael Tunney
	David Andrews
	E.J. Princella
	The Untraced Shareholders
Dryvale Limited	Gary McGann Lifeline Limited	1,325,723 A Ordinary Shares of €0.01 each	8.66%
	Patrick Corcoran John Kerry Keane Michael Quinn	840,000 6% Cumulative Redeemable Preference Shares of €1.00 each

	Totals:	12,625,940 A Ordinary Shares of €0.01 each	100%
		10,316,315 B Ordinary Shares of €3.00 each

31

14,000 C Ordinary Shares of €3.00 each
1,250 D Ordinary Shares of €0.001 each
8,000,000 6% Cumulative Redeemable Preference Shares of €1.00 each

32

Schedule 1

Part II: The Covenantors

Peter Josika

Dorothy O’Byrne

Iris Seybold

33

Schedule 1

Part III: The Untraced Shareholders

34

Untraced Shareholders
Ronan O’Caoimh	35,000
John & Rosemary Doran	32,750
Gary Purcell	31,000
Ciaran Mc Namara	15,500
Micheline Heneghan	14,680
Sean Mc Namara	9,720
DS & CF Pension Fund	8,595
Richard O’Driscoll	8,552
Ulster Bank (Various)	6,338
Michael Tunney Mother	5,600
Barry Maloney	3,968
Pierse Casey	3,850
Jim Young	3,174
Sean Melly	3,125
John Coolican	3,000
David Renwick	1,339
Moira Hynes	1,325
Stephen Tunney	1,190
Michael & Teresa Heneghan	1,020
Martin Scully	1,000
Niall Jones	1,000
Pat Nealon	951
Roger Conan	938
Fiona Spain	870
Declan & Dolores Geaney	850
Finola Young	794
Georgina Keane	794
Lisa Young	794
Mary Desmond	794
Terri Morrissey	750
Jimmy Lennox & Gerry Devitt	663
Kenneth Spratt	625
Mairead Moyne	625
Sean Creagh	625
John & Collette Mc Donald	600
Edward Delaney Bacon	500
ACC (Various)	475
Colin Lenehan	475
David Keaneally	400
Michael White	400
Bronwyn Heavey	318
Noel Roddy	250
Damian Hanlon	235
Oliver Gleason	175
Lovista Limited	65
Thomas O’Maolalaidh	65
Padraic Lang	62
Others	205,819

35

SCHEDULE 2 – PART 1

INFORMATION CONCERNING THE COMPANY

Kandel Limited

1.	Registered number	364249
2.	Date of incorporation	22 November 2002
3.	Place of incorporation	Ireland
4.	Registered office	East Point Business Park, Dublin 3
5.	Type of company	Private Limited by shares
6.	Directors	Denis Creighton, Eugene McGale, Hugh Cooney, Liam Young, Michael Walsh, Neil Parkinson, Tom Kirwan
7.	Secretary	Mark Buckley

36

SCHEDULE 2 – PART 2

INFORMATION CONCERNING THE SUBSIDIARIES

List of Kandel Group Companies

Name	Country of Incorporation	Registered Office/ Corporate Seat	Company Number	Shareholder Information
Fournir Limited	Ireland	Conduit House East point Business Park Dublin 3.	277404	Wholly owned subsidiary of Conduit Limited
Conduit Limited	Ireland	Conduit House East point Business Park Dublin 3.	327003	Wholly owned subsidiary of Kandel Limited
Conduit Enterprises Limited	Ireland	Conduit House East point Business Park Dublin 3	244275	Wholly owned subsidiary of Conduit Limited
Conduit Software Limited	Ireland	Conduit House East point Business Park Dublin 3	270057	Wholly owned subsidiary of Conduit Limited
118 Internet DQ Services Limited	Ireland	Conduit House East point Business Park Dublin 3	410939	Wholly owned subsidiary of Kandel Limited
118 DQ Services Ireland Limited	Ireland	Conduit House East point Business Park Dublin 3	410938	Wholly owned subsidiary of 118 Internet Directory Services
118 Limited	UK	Hodge House 114-116 Guildhall Place Cardiff CF10 1 DY UK	3951948	Wholly owned subsidiary of Conduit Enterprises Limited
Conduit Directory Services	UK	Hodge House 114-116 Guildhall Place Cardiff CFI 0 1 DY UK.	4645079	Wholly owned subsidiary of Conduit Limited
Conduit Europe SA	Switzerland	Zentralstrasse 63a 2502 Biel Switzerland		Wholly owned subsidiary of Conduit Limited
Conduit Enterprises GmbH	Austria	Nordbahnstraβe 36/2/4 A-1020 Wien Austria		Wholly owned subsidiary of Conduit Enterprises Limited

37

Conduit Europe SA	Spain	Paseo de la Castellana, 164,	A-83046730	Wholly owned subsidiary of Conduit Limited
118.com Limited	UK	Hodge House 114-116 Guildhall Place Cardiff CF10 1DY UK	5538664	Wholly owned subsidiary of Conduit Enterprises Limited

SCHEDULE 3

ITEMS FOR DELIVERY BY THE VENDORS AT COMPLETION

1.

A letter from any third party who at the date of Completion provides financial facilities to the Group granting all such consents, clearances or releases which may be necessary in relation to the transactions contemplated herein.

2.

Copies of all bank mandates of each Group Company together with bank statements or other suitable information showing the financial situation of each Group Company with it’s bankers as at a date not earlier than five Business Days before the date of Completion.

3.	Confirmation that no dividend (cash or non-cash) or other distributions has been declared and/or paid by any Group Company since the Last Accounting Date.
4.	Duly executed transfers in respect of
(i)	the Sale Shares; and
(ii)	any Subsidiary Shares

in favour of the Purchaser or its nominee(s) (together with the share certificates in respect of the shares (if not already in the possession of the Purchaser) or if the share certificates are found to be missing, an express indemnity, in a form satisfactory to the Purchaser).

5.

Pending registration of the Purchaser or its nominees as the holder of the Sale Shares and the Subsidiary Shares, a duly executed power of attorney in favour of the Purchaser or its nominees generally in respect of the Sale Shares and the Subsidiary Shares and in particular to enable the Purchaser or its nominees to attend and vote at general meetings of the Group Companies.

6.

The common seal and all registers, minute books, and other statutory books, required to be kept by each Group Company pursuant to the Companies Acts 1963 to 2005 made up to the Completion Date and all certificates of incorporation and certificates on change of name of each Group Company.

7.	A copy of the Memorandum and Articles of Association of each Group Company certified by the secretary of that Group Company as a true and complete and accurate copy as at the date of Completion.
8.

Letters in the agreed form duly executed under seal from each of the present directors and secretaries of each Group Company (other than those nominated by the Purchaser) in each case resigning from his office and acknowledging that he has no claim against that Group Company for compensation for loss of office and redundancy, unfair dismissal or otherwise arising from such resignation.

9.	All credit cards in the name of or for the account of any Group Company in the possession of any officer or employee of the Company resigning as at the Completion Date.
10.

The written resignation of the auditors of each Group Company in such form as the Purchaser requires incorporating an acknowledgement that they will have no claim against such company in respect of compensation for loss of office or on any account whatsoever including fees for services rendered and incorporating a statement complying with section 185(2) of the Companies Act, 1990 that there are no circumstances connected with the resignation that they consider should be brought to the notice of the members or creditors of such company.

11.

A written acknowledgement from the Vendors on terms satisfactory to the Purchaser acting reasonably acknowledging (i) that no Group Company is indebted to the Vendors or any of them, (ii) that no Vendor is indebted to a Group Company, and (iii) that no Vendor has any claim against any Group Company otherwise than in the ordinary course of business of the Group.

12.	A Deed of Appointment and Removal of Trustees in the agreed form in respect of Conduit Group Retirement Benefit Scheme.
13.

Evidence that all registered charges created by the Group have been discharged or letters to the Purchaser from all relevant bankers or holders of security confirming that the fixed and floating charges created in their favour by the relevant Group Company have not crystallised and will not as result of Completion crystallise.

14.	Tax clearance certificate pursuant to Section 980 of the TCA or a letter from the auditors of the Company (prior to the resignation noted at 10 above) confirming none is required.
15.	The written consent of Anglo Irish Bank to the sale and purchase of the Sale Shares.
16.

A letter from any third party who has provided financial facilities to any Group Company granting all such consents, clearances, or releases which may be necessary in relation to the transactions contemplated herein.

18.	Any further documents which are necessary to implement this Agreement.

SCHEDULE 4

WARRANTIES GIVEN BY THE VENDORS

FOURTH SCHEDULE

WARRANTIES

O’DONNELL SWEENEY

One Earlsfort Centre

Earlsfort Terrace

Dublin 2

TABLE OF CONTENTS

1	INFORMATION SUPPLIED AND CAPACITY OF VENDORS	1
2	SHARE CAPITAL	1
3	ACCOUNTS AND RECORDS	2
4	BUSINESS SINCE THE LAST ACCOUNTING DATE	5
5	TRADING AND CONTRACTUAL ARRANGEMENTS	6
6	ASSETS (OTHER THAN THE PROPERTIES)	9
7	EMPLOYEES AND AGENTS	12
8	PENSIONS	15
9	INSURANCE	20
10	GRANTS	21
11	CURRENT FINANCIAL POSITION	21
12	DATA PROTECTION	22
13	LEGAL AND REGULATORY COMPLIANCE	23
14	DEFECTIVE AND UNSAFE PRODUCTS / SERVICES	28
15	LITIGATION	28
16	INSOLVENCY	28
17	COMPLIANCE	29
18	ENVIRONMENTAL	29
19	COMPANIES ACTS AND OTHER LEGISLATION	31
20	EFFECT OF AGREEMENT	33
21	SUBSIDIARIES	33
22	PROPERTIES	34
23	COMPUTER SYSTEMS	34
24	TAXATION	35
25	DIVIDENDS AND DISTRIBUTIONS	44
26	COMPLIANCE	45
27	CAPITAL GAINS TAX	47
28	STAMP DUTY AND CAPITAL DUTY	48
29	VALUE ADDED TAX	49
30	CAPITAL ACQUISITIONS TAX	50
31	ALLOWANCES / LOSSES	50

1.	INFORMATION SUPPLIED AND CAPACITY OF VENDORS
1.1

All information contained in this Agreement and all matters contained in the Disclosure Letter and all other information relating to the Group given by any of the Vendors or the Vendors’ Accountants or the Vendors’ Solicitors to the Purchaser or the Purchaser’s Accountants or the Purchaser’s Solicitors is true, accurate and complete in every respect and there is no fact or matter which has not been Disclosed which renders any such matters or information untrue, incomplete or misleading or the disclosure of which might reasonably affect the willingness of the Purchaser to purchase the Sale Shares on the terms of this Agreement.

1.2

The Vendors have full power and authority to enter into and perform this Agreement and the Tax Deed, and this Agreement and the Tax Deed, when executed, will constitute valid and binding obligations on the Vendors in accordance with their respective terms.

1.3

Neither entering into this Agreement or the Tax Deed nor performing the obligations referred to in those agreements has resulted or will result in the breach of any obligation of any of the Vendors under:

1.3.1	statutes, bye laws or other terms of charter or corporate regulation (in the case of the Fund’s);
1.3.2	the memorandum or articles of association, statutes, bye-laws or other terms of charter or corporate regulation of any Group Company;
1.3.3	any law or any order, judgment or decree of any court or governmental agency; or
1.3.4	any contract, undertaking or agreement to which any of the Vendors may be party.
2.	SHARE CAPITAL
2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid up.
2.2	The authorised and issued share capital of each Group Company is as set out in the Second Schedule.
2.3

The Vendors are the beneficial owners and registered holders of the Sale Shares which have been issued in proper legal form and each of the Vendors is entitled as beneficial owner to sell such of the Sale Shares as are set out opposite his name in Column 2 of the First Schedule free from all Encumbrances and together with all rights attached or accruing in or to them as at and from the Last Accounting Date without the consent of any third party.

2.4

The Vendors are entitled to transfer the full legal and beneficial ownership of the Sale Shares and any share in any Group Company to the Purchaser on the terms of this Agreement without the consent of any third party.

2.5	The Company (or where specified a Group Company) is the sole beneficial owner of the shares in each Group Company listed in Part 2 of the Second Schedule free from any Encumbrances.
2.6

No person has the right (whether actual or contingent) to call for the creation, allotment, issue, sale or transfer of any share or loan capital of the Company or any Group Company under any option or other agreement, arrangement or commitment (including without limitation conversion rights and rights on realisation of security) or to require any loan or share capital to be put under option and no person has claimed to be entitled to any of the foregoing.

2.7

Attached to the Disclosure Letter are correct and complete copies of the memoranda and articles of association of each Group Company and of all resolutions and agreements required by section 143(2) of the Companies Act 1963.

2.8

All returns, particulars, resolutions and other documents required to be delivered on behalf of each Group Company to the Registrar of Companies or other authority have been properly made and delivered and were when so made and delivered accurate and complete.

2.9

The statutory books, books of account, registers and other records of each Group Company are up-to-date and maintained in accordance with all applicable legal requirements on a proper and consistent basis and contain complete and accurate records of all matters required to be disclosed or dealt with in them.

2.10	No notice or allegation has been received that any of the statutory books or other records of any Group Company is incorrect or should be rectified.
2.11

All such books, registers and records and all other documents (including copies of all subsisting agreements to which any Group Company is party) which are the property of any Group Company or ought to be in its possession or under its control are in its possession or under its control.

2.12.

No proceedings of any kind have been instituted or threatened and no application of any kind has been made in relation to the Sale Shares or the Company under any of the provisions of the Judicial Separation and Family Law Reform Act 1989, the Family Law Act 1995, and/or the Family Law (Divorce) Act 1996 and the disposal of the Sale Shares pursuant to this Agreement is not a disposal for the purposes of defeating a claim for relief under any such legislation.

2.13

No act or omission or circumstance has occurred or existed which, by virtue of Section 58 of the 1990 Act has or may have the effect of restricting or prejudicing the title of the Vendors to the Sale Shares or any of them.

3	ACCOUNTS AND RECORDS
Accounting and Other Records
3.1	Each Group Company has at all times fully, properly and accurately maintained all books, accounts and records of whatever kind required by law to be maintained by it.
3.2

The books, accounts and records of whatever kind of each Group Company fully and accurately record all matters required by law to be entered in them and accurately present and reflect, in accordance with generally accepted accounting principles and practices, the assets and liabilities (actual and contingent) of each Group Company and all transactions to which they are or have been a party.

3.3	No notice or allegation has been received that any of those books, accounts or records is incorrect or should be rectified.
3.4

No Group Company has had any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly and partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access thereto and there from) are not under the exclusive ownership and direct control of the Company.

Accounts

3.5	The Accounts:
3.5.1

are true and accurate in all respects, comply with the requirements of the Companies Acts and other relevant statutes and generally accepted accounting principles and Accounting Standards and give a true and fair view of and properly reflect the financial position of the Group as at the Last Accounting Date and are not affected by any unusual or non-recurring items;

3.5.2

fully disclose all assets of the Group and make full provision or reserve for all assets and liabilities (whether or not quantified or disputed) and fully provide for (or disclose by way of note) all contingent liabilities of the Group at the Last Accounting Date;

3.5.3	make adequate provision for depreciation of the fixed assets of the Group having regard to their original cost and estimated life in accordance with the relevant Accounting Standards;
3.5.4	are not affected by any extraordinary, exceptional or non-recurring items not expressly disclosed in the Accounts;

3.5.5

note all material capital commitments of the Group of the Last Accounting Date, do not overstate the current or fixed assets (including slow moving or obsolete stock), the valuation and depreciation rates were on the same basis as in previous years and contain prudent provision for bad and doubtful debts.

Valuation of Work-in-Progress

3.6

The accounting policies and bases and the method of valuing work-in-progress used in the Accounts were the same as those adopted in the audited balance sheets and accounts of the Group for the immediately preceding three financial periods. Any non-recoverable work-in-progress included in the Accounts was written down appropriately and the value attributed to the remaining work-in-progress did not exceed the lower of cost and net realisable value as at the Last Accounting Date.

Value of Assets

3.7	The values attributed to the assets of the Group at the Last Accounting Date are such that;
3.7.1	no claim for corporation tax in respect of any chargeable gain will be made on the Group; and
3.7.2	no balancing charge will be made on the Group;

on any disposal of any such assets or all such assets for a consideration equal to the value of such asset or assets in the Accounts and none of the Group’s assets has been acquired for any consideration in excess of its net realisable value at the date of such acquisition or otherwise than by way of a bargain at arms length.

3.8	Fixed assets have been depreciated in accordance with Accounting Standards in the Accounts hand in each Group Company’s accounts for the preceding two years.
3.9

Full and proper provision or reserve has been made in accordance with Accounting Standards in each Group Company’s balance sheet as at the Last Accounting Date for all Tax liable to be assessed on it or for which it is or may become accountable, including deferred taxation, in respect of:

3.9.1	profits, gains or income (as computed for Tax purposes) which arose or accrued, or are deemed to have arisen or accrued, on or before the Last Accounting Date;
3.9.2	any transactions effected or deemed to have been effected on or before the Last Accounting Date; and

3.9.3	distributions made or deemed to have been made on or before the Last Accounting Date.
3.10

Excluding bad and doubtful debts, for which full provision has been made in the Accounts and details of which are set out in the Disclosure Letter, the book debts of each Group Company on Completion will be good for the full face value thereof and, subject to the exercise of due diligence by the Group Companies, will be paid in the ordinary course of business within six calendar months after Completion or two months after the expiration of normal credit terms, whichever is the later.

3.11

Attached to the Disclosure Letter is a correct and complete list and an adequate summary (specifying the Group Company or Group Companies which are liable in each case) of each Group Company’s outstanding borrowings, loan capital, debt factoring, financial leasing and any other financing in the nature of borrowings, including (without limitation) financing which, because of its nature, is not required to be reflected in statutory accounts.

3.12

There are no liabilities (including contingent liabilities) which are outstanding on the part of any Group Company other than those disclosed or reflected in the Accounts or which have arisen in the normal course of business since the Last Accounting Date.

3.13

The Disclosure Letter comprises a complete list and full particulars of all grants, subsidies, loans or financial assistance received by any Group Company either during the previous three years or where a liability (absolute or contingent) to repay exists, specifying the Group Company or Group Companies which are liable in each case.

3.14

No act or transaction has, been or will be effected (including the sale of the Sale Shares) in consequence of which any Group Company is or may be held liable to forfeit or refund in whole or in part any grant, loan or financial assistance which has been received or applied for.

3.15

No Group Company has any material capital commitments and, pending Completion, no Group Company will undertake any material capital commitments without the Purchaser’s prior written consent (not to be unreasonably withheld).

3.16

The Management Accounts have been carefully and properly prepared in accordance with Accounting Standards and accounting policies consistent with those used in preparing the Accounts and on a basis consistent with the management accounts in the preceding two years. The cumulative profits, assets and liabilities of the Group stated in the Management Accounts have not been misstated and are true and accurate in all respects.

4.	BUSINESS SINCE THE LAST ACCOUNTING DATE

Since the Last Accounting Date in respect of each Group Company: -

4.1	it has carried on its business in the ordinary and usual course both as regards the nature, scope and manner of its conduct and so as to maintain it as a going concern;
4.2	it has not borrowed, raised any money or availed of any financial facility;
4.3	it has paid its creditors within the times agreed with its creditors so that there are no debts outstanding by any Group Company which have been due for more than four weeks;
4.4

it has not entered into any capital commitments or any transaction or agreement for the disposal of any asset (including Intellectual Property Rights) or under which it has incurred or will incur (otherwise than in the ordinary and usual course of carrying on its business) any liabilities (including contingent liabilities) not provided for in the Accounts;

4.5

it has not entered into any unusual, long-term (that is to say, incapable of performance in accordance with its terms within six months after the date on which it was entered into or undertaken) or onerous arrangements, commitments or contracts;

4.6

its business has not been adversely affected by the loss of or material reduction in orders from any customer or the loss of or material reduction in any source of supply or by any abnormal factor not affecting similar businesses to a like extent and none of the Warrantors is aware of any facts which are likely to give rise to any such adverse effects;

4.7	no distribution of capital or income (including for the avoidance of doubt, any dividend) has been declared, made or paid or agreed or resolved to be declared, made or paid by it;
4.8	no loans have been made by it and no loan capital or loan has been or has become liable to be repaid by it in whole or in part;
4.9	no resolutions (whether in general meeting or otherwise) have been passed by it or any class of its members;
4.10

no sum has been paid or voted to any Director or employee (or ex-Director or ex-employee) of it by way of remuneration or otherwise in excess of the rates paid to him by it at the Last Accounting Date and no new service agreements have been entered into by it;

4.11

no alteration has been made in the terms of employment or conditions of service of any officer or any employee or agent of it or in the pension or other benefits of any past officer or employee of it or any of their dependants;

4.12	none of the fixed assets of it shown in the Accounts and none acquired by it since the Last Accounting Date has been lost, damaged or destroyed;

4.13	there has been no material adverse change in the financial position or trading prospects or turnover of it nor is any such material change foreseen; and
4.14	it has not waived any right of material value.
5	TRADING AND CONTRACTUAL ARRANGEMENTS

Ultra Vires

5.1	None of the contracts or obligations entered into by each Group Company is ultra vires that Group Company and no Group Company is in default under any such contracts or obligations.

Contracts

5.2

No Group Company is a party to any contract, transaction, obligation, commitment or liability which, whether by reason of its nature, term, scope, price or otherwise is or may be material in relation to its business, profits or assets or which:

5.2.1	is in any way otherwise than in the ordinary course of its business;
5.2.2	is of a long term nature (that is to say incapable of performance in accordance with its terms within six months after the date on which it was entered into or undertaken);
5.2.3	is incapable of termination without fine or penalty in accordance with its terms by it on 60 days notice or less;
5.2.4	is of a loss making nature (that is to say known to be likely to result in a loss to it on completion of performance);
5.2.5	cannot readily be fulfilled or performed by it on time without undue or unusual expenditure of money or effort;
5.2.6	involves payment by it by reference to fluctuations in the index of retail prices or any other index or in the rate of exchange for any currency; or
5.2.7	requires an aggregate consideration payable by it in excess of €50,000 in respect of any one contract.

Suppliers and Customers

5.3

No supplier or customer (including any person in any way connected with such supplier or customer) has accounted for more than 10 (ten) per cent of the aggregate amount of all purchases or sales of any Group Company in any of the 3 (three) financial periods immediately prior to the Latest Accounts Date and since the Latest Accounts Date no supplier or customer has accounted for more than 10

(ten) per cent of the aggregate purchases or sales effected by any Group Company since the Latest Accounts Date.

5.4

No substantial customer or supplier of any Group Company has during the period commencing 18 (eighteen) months prior to the date hereof ceased or indicated an intention to cease trading with or supplying such Group Company or, so far as the Warrantors are aware, is likely to reduce substantially its trading with or supply to such Group Company and so far as the Warrantors are aware the attitude or actions of customers, suppliers and employees with regard to each Group Company will not be prejudicially affected by the execution or completion of this Agreement.

5.5

No Group Company has during the period commencing 18 (eighteen) months prior to the date hereof been and, so far as the Warrantors are aware, is not likely to be materially and adversely affected by the loss of any important customer or supplier or by any abnormal fact in relation to a customer or supplier or by any disputed matter which would adversely effect its relationship with any of its customers or suppliers.

Guarantees

5.6

No Group Company has agreed to become bound by any debenture or guarantee or contract for indemnity or suretyship or any like undertaking and there is not now outstanding any guarantee or contract for indemnity or suretyship or like undertaking given for the accommodation of or in respect of any obligation on the part of any Group Company.

Contracts, Etc. with Connected Persons

5.7

No sums of whatever nature are owing by any Group Company to any of the Vendors or any of the Directors or any person being a Connected Person of the Vendors or the Directors or any of them respectively.

5.8

No Group Company has been a party to any transaction to which any of the provisions of sections 29 (substantial property transactions involving Directors), or 31 (general restrictions on loans, etc. to Directors and persons connected with them) of the 1990 Act applies.

5.9

None of the Vendors nor any person who is a Connected Person in relation to any Vendor has any direct or indirect interest with any business which has a close trading relationship with that of any Group Company or which is or is likely to become competitive with the business of and Group Company.

5.10

There are no outstanding arrangements or understandings (whether legally binding or not) between any Group Company and any person who is a shareholder (or the beneficial owner of any interest in the Company or in any Group Company or in any company in which the Company is interested) or any person who is a Connected Person of any such person relating to the management of any Group Company’s business, or the appointment or removal of the Directors, or the ownership or transfer of ownership, or the letting of any of the assets of any Group Company, or the provision, supply, purchase or finance of goods, services or other facilities to, by or from any Group Company or otherwise howsoever in relation to each of the Group Company’s affairs.

Joint Ventures, Partnerships, Etc.

5.11	No Group Company:
5.11.1

has or has ever had any interest in or agreed to enter into any association, partnership, consortium, joint venture or similar arrangement with any other entity or in any agreement or arrangement for sharing business, commissions or other income relating to the business of any Group Company; or

5.11.2

is a member of any partnership, trade association, society or other group, whether formal or informal and whether or not having a separate legal entity, in connection with the business of the Group Companies and no such body is relevant to or has any material influence over the business of the Group Companies.

Commissions and Finders Fees

5.12	No person is entitled to receive from any Group Company any finder’s fee, brokerage or commission in connection with the sale of the Sale Shares to the Purchaser.

Power of Attorney

5.13	No Group Company has given any power of attorney or similar authority which remains in force.
5.14	No person (except only officers and employees of the Company) is entitled or authorised whether as agent or otherwise to bind or commit the Company or any other Group Company to any obligation.

Restrictive Contracts

5.15

No Group Company has entered into or agreed to enter into any selling, purchasing, manufacturing or licensing agreement or arrangement or any agreement or arrangement which in any way restricts the freedom of it to carry on its business or any part of it in any part of the world in such manner as it may think fit.

Business Names

5.16

No Group Company carries on or has carried on business under any name other than its own corporate name. No Group Company is carrying on or has at any stage carried on business anywhere other than Ireland. No Group Company carries on any business other than the Business.

Warranty and Indemnity Obligations

5.17

No Group Company has sold or otherwise disposed of any assets or agreed to provide any services in circumstances such that it is, or may be, still subject to any liability (whether contingent or otherwise) under any representation, warranty or indemnity given or agreed to be given on or in connection with such sale or disposal or the provision of such services.

6	ASSETS (OTHER THAN THE PROPERTIES)

Title to Assets

6.1	The assets included in the Accounts or Acquired since the Last Accounting Date are fully and accurately disclosed in the Disclosure Letter and all assets used by each Group Company:
6.1.1	are legally and beneficially owned by that Group Company free from any Encumbrance or any agreement or commitment to give or create, or any claim by any person to be entitled to any, Encumbrance;
6.1.2	are not the subject of any agreement for lease, hire, hire purchase, conditional purchaser or sale on deferred terms;
6.1.3	are in the possession and under the control of that Group Company; and
6.1.4	comprise all the assets necessary to enable that Group Company to carry on its business fully and effectively in the ordinary course.
6.2	No Group Company has acquired or agreed to acquire any asset on terms that the property in it does not pass until full payment is made or all indebtedness is discharged.
6.3

In relation to any asset belonging to a third party which is held by any Group Company under any agreement for hire purchase, conditional sale, chattel leasing or retention of title or otherwise, no event has occurred which entitles or which upon intervention or notice by any third party may entitle any such third party to repossess the asset concerned, or to terminate the agreement or any licence in respect of that asset.

Plant and Machinery

6.4	The fixed and loose plant, machinery, furniture, fixtures, fittings and equipment, vehicles and other moveable assets used in connection with each Group

Company’s business (including the assets referred to in warranty 6.1) are not surplus to requirements and are in good repair and condition and satisfactory working order and are all capable and (subject to normal wear and tear) will remain capable throughout the respective periods of time (during which they are each written down to a nil value in the accounts of that Group Company) of doing the works for which they were designed or acquired and are not expected to require repair, replacement or addition at an aggregated cost in excess of €50,000 within the period of twelve months immediately after Completion.

Subsidiaries, Associates and Branches

6.5	Save in respect of the Subsidiaries neither the Company nor any other Group Company:
6.5.1	is or has ever been the holder or beneficial owner of, nor has it agreed to acquire, any share or loan capital of any other company (whether incorporated in Ireland or elsewhere);
6.5.2

does not have outside Ireland any branch, agency or place of business, or any permanent establishment (as that expression is defined in the relevant double taxation relief orders current at the date of this Agreement); and

6.5.3	does not have, nor has it had, any associated company (that is to say a company which fails to be treated as such for the purposes of the relevant Accounting Standard).

Leasing Rentals

6.6	Rentals payable by any Group Company in relation to any leasing or similar agreement to which it is a party have not been and are not likely to be increased.

Debts

6.7	No Group Company is entitled to the benefit of any debt otherwise than as the original creditor and is not and has not agreed to become a party to any factoring or discounting arrangement.
6.8

None of the debts due at the Last Accounting Date remain unpaid at the date of this Agreement, nor has any debt which has subsequently become due to any Group Company (or any part of any such debt) remained unpaid for more than three months after the due date for payment of it or been released or written off or proved to be irrecoverable, nor is any such debt now regarded as irrecoverable and all the debts owing to the Group Companies at Completion will be paid in full in the ordinary course of business and in any event not later than three months after Completion.

Intellectual Property

6.9	Full details of all Intellectual Property Rights are set out in the Disclosure Letter.
6.10	In relation to the Intellectual Property Rights, they are all or (where appropriate in the case of pending applications for the same) will all be:
6.10.1	valid, binding and enforceable and not subject to attack or opposition; and
6.10.2

either legally and beneficially owned by and registered, vested and/or in the possession of or under control of the Group or are the subject of binding and enforceable licences from third parties (full particulars of which have been Disclosed) which are in full force and effect and in respect of which

(a)	no notice has been given to terminate the same
(b)	the obligations of all parties thereto have been fully complied with and
(c)	no disputes have arisen or are foreseeable in relation thereto.
6.10.3	Not subject to any Encumbrance.
6.11	Save in respect of the Intellectual Property Rights:
6.11.1	the Group does not own or use any Intellectual Property;
6.11.2	none of the processes employed or products or services dealt in by the Group embodies or infringes any rights relating to Intellectual Property.
6.12

The Group has not disclosed (except in the ordinary course of its business and subject to binding agreements which protect and preserve its confidentiality) to any of its know-how, trade secrets, lists of customers or other confidential information to any other person except the Purchaser and its advisers. The Group is entitled to use all confidential information in its possession and is not subject to any restrictions as to its use.

6.13

No claims have been made against the Group nor, to the best of the Warrantors’ knowledge, information and belief, are pending or threatened, nor have any applications been made by any person in relation to the Intellectual Property Rights which, if pursued or granted, would or might have a material effect on the Group or on the operation and conduct of its business.

6.14

No Group Company is in breach of any licence to use any third party’s Intellectual Property and no Group Company has any obligation to pay on or after the date hereof any royalties and/or licence fees in respect of its use of any Intellectual Property.

6.15	No Intellectual Property other than the Intellectual Property Rights is necessary to enable the Group to carry on its business in the ordinary course.

6.16	No Intellectual Property Rights are now or have ever been licensed to any third party.
6.17

A Group Company is the sole and exclusive owner of all right, title and interest in and to the Domain Names and the Domain Names are not subject to any contract for sale, licence, Encumbrance, claim, proceedings, demand, restriction or investigation of any kind.

6.18

The Disclosure Letter sets out details of all secrecy, confidentiality, non-disclosure and non-competition agreements or arrangements and all other agreements or arrangements relating to the protection of Intellectual Property and any material variation to such agreements (or forms thereof).

7	EMPLOYEES AND AGENTS

Particulars of Employees and Terms of Employment

7.1

The names of all employees, officers, consultants and agents of each Group Company together with copies of all contracts of service, contracts for services, letters of engagement, staff handbooks, memoranda or other documentation containing terms of service, and full particulars of the current and past terms of employment as required under the Terms of Employment (Information) Act 1994 — 2001 of all such employees, officers, consultants and agents of each Group Company have been Disclosed.

7.2

There is not now outstanding any contract of service or for services between any Group Company and any of its officers, employees, consultants or agents which is not determinable by that Group Company at any time on six months’ notice or less without compensation (other than liability for accrued salary, wages, commission or pensions) on the part of that Group Company to or for the benefit of any person who is or has been an officer, employee, consultant or agent of that Group Company.

7.3

No present officer, employee, consultant or agent of any Group Company has given or received notice terminating his employment or appointment and no such officer, employee, consultant or agent is entitled nor (so far as any of the Warrantors is aware) intends or is likely as a result of this Agreement or Completion to terminate his employment or appointment with that Group Company.

Liabilities to and for Employees

7.4

No Group Company has since the Last Accounting Date paid or agreed to pay remuneration or compensation for loss of office or made or agreed to make any gratuitous payment to or for the benefit of any of its present or former officers or employees which will not be deductible from the profits of that Group Company in computing corporation tax payable by that Group Company.

7.5	Full particulars are Disclosed of all loans and other benefits enjoyed by any officer, employee or agent of any Group Company.
7.6

Save for the Pension Scheme no Group Company is under any legal liability or obligation to pay bonuses, pensions, gratuities, superannuation, allowances or the like to any of its past or present officers or employees or their dependants nor is it a party to any arrangements or promise to make or in the habit of making ex gratia or voluntary payments by way of bonus, pension, gratuity, superannuation, allowance or the like to any such persons and there are no schemes or arrangements for payment of retirement pension or death benefit or similar schemes or arrangements in operation or contemplated in relation to that Group Company.

7.7

No Group Company is liable to pay any industrial training levy nor has outstanding any undischarged liability to pay to any government or regulatory authority in any jurisdiction any Taxation or social insurance arising in connection with the employment or engagement of employees or directors by it.

7.8

Save to the extent (if any) to which provision or allowance has been made in the Accounts no liability has been incurred by any Group Company to make any redundancy payments or to pay damages or compensation for wrongful or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee and no gratuitous payment has been made or promised by any Group Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

7.9

Save to the extent (if any) to which provision or allowance has been made in the Accounts no liability has been incurred by any Group Company to pay damages or compensation for any breaches of the Employment Equality Acts 1963 and 2004 and no gratuitous payment has been made or promised by any Group Company in connection with the actual or proposed settlement of any such claim.

7.10

There are no claims pending or threatened against any Group Company (and no Group Company is aware of any circumstance which might give rise to the making of any such claim) by any employee or former employee or workman or third party in respect of an accident or injury which is not fully covered by insurance or by any employee, former employee, director or former director in relation to his terms and conditions of employment or appointment.

7.11

There are no claims pending or threatened against any Group Company (and no Group Company is aware of any circumstance which might give rise to the making of any such claim) by any employee or former employee or person refused employment by a Group Company or third party in respect of an action under the legislation as set out in Warranty 7.11 connected to the employment or non employment of that person.

Compliance with Employment Law Legislation

7.12

Each Group Company has complied in all respects as regards all of its employees with all relevant policies, codes of conduct, collective agreements, customs and practices and all legal obligations including European Union Directives and Regulations and with all Statutes, Statutory Instruments and Employment Regulation Orders, and orders made or awarded under them. In particular, but without limitation of the generality of the foregoing, the Company has complied with (if applicable) the (non exhaustive) list of legislation set out hereunder: -

The Redundancy Payments Acts1967 to 2003, the Minimum Notice and Terms of Employment Acts 1973 to 2001, the Protection of Young Persons (Employment) Act 1996, the Unfair Dismissals Acts 1977 to 2001, the Worker Participation (State Enterprises) Acts 1977 to 2001, the Protection of Employment Act 1977 (as amended), the European Communities (Protection Of Employees On Transfer Of Undertakings) Regulations 2003, the Maternity Protection Acts 1994 and 2004, the Protection of Employees (Employers’ Insolvency) Acts 1984 to 2001, the Organisation of Working Time Act 1997, the Adoptive Leave Act 1995, the Competition Act 2002, the Protection for Persons reporting Child Abuse Act 1998, the Data Protection Acts 1988 and 2003, the European Communities (Data Protection) Regulations 2001, the Parental Leave Act 2001, the Parental Leave Act 1998, the Juries Act 1976, the Payment of Wages Act 1991, the National Minimum Wage Act 2000, the Terms of Employment (Information) Act 1994 to 2001, the Industrial Relations Acts 1946 to 2001, and the Employment Equality Acts 1998 and 2004.

Labour Relations

7.13	No Group Company has recognised any trade union or any other organisation of employees in respect of its employees or any of them in any respect.
7.14

No Group Company is a party to any collective agreement or other similar agreement or arrangement and is not involved or likely to be involved in any industrial or trade dispute or negotiation with any trade union or other organisation of employees.

7.15	No employment regulation order affecting the terms of employment of any employee of any Group Company has been made by the Labour Court.
7.16	No industrial action has been taken within the last two years between any Group Company and a material number or category of its employees.

Share Incentive, Bonus Schemes, Etc.

7.17

No Group Company has in existence nor is proposing to introduce any share incentive scheme, share option scheme or profit sharing scheme or any other scheme analogous to any of those schemes for all or any of its directors, officers or employees.

Compliance with Health and Safety Law Legislation

7.18

Each Group Company has compiled in all respects and will at completion have so complied as regards all of its Employees with all relevant European Union Directives and Regulations and with all Statues, Statutory Instruments and Employment Regulation Orders, and orders made or awarded under them. In particular the company has complied with (if applicable) the (non exhaustive) list of legislation set out hereunder:

The Safety Health and Welfare at Work Act 2005, the Safety, Health and Welfare at Work (General Application) Regulations 1993 to 2001, the Safety, Health and Welfare at Work (Carcinogens) Regulations 1993 to 2001, the Safety, Health and Welfare at Work (Biological Agents) Regulations 1994 to 1998, the Safety, Health and Welfare at Work (Chemical Agents) Regulations 1994, the Safety, Health and Welfare at Work (Signs) Regulations 1995, the Safety, Health and Welfare at Work (Miscellaneous Welfare Provisions ) Regulations 1995, the Safety, Health and Welfare at Work (Children and Young Persons) Regulations 1998, the Safety, Health and Welfare at Work ( Night Work and Shift Work) Regulations, the Safety, Health and Welfare at Work (Pregnant Employees) Regulations 2000, the Safety, Health and Welfare at Work (Confined Spaces) Regulations 2001 and the Safety, Health and Welfare at Work (Construction) Regulations 2001.

Transfer of Undertakings

7.19

In the one year period preceding the date of this Agreement, no Group Company has given or has been required to give notice under Regulation 8 of the European Communities (Protection of Employees on Transfer of undertakings) Regulations 2003.

Industrial Disputes and Negotiations

7.20	Each Group Company has complied with all recommendations made by Industrial Relations Officers of the Labour Relations Commission, by Rights Commissioners, Equality Officers, or by the Labour Court.
7.21

No Group Company is involved in any material industrial or trade dispute, or negotiation regarding a claim, with any trade union or other group or organisation representing employees, and there are no facts known, or which would on reasonable enquiry be known, to the Warrantors which might indicate that there may be arty such dispute.

Offer of Employment

7.22

No offers have been made to prospective employees, consultants, apprentices or trainees which have not been accepted or which have been accepted but who have not yet commenced employment with or provided services to any Group Company.

Redundancy

7.23	No redundancy policy exists for any Group Company and there have been no redundancies in any Group Company.

Consultants

7.24	The Company has discharged all of its liabilities to Taxation in respect of the engagement by the Company of any consultants. None of the consultants could,

under the rules of the Revenue or of the Courts for such matters be considered employees of the Company.

8.	PENSIONS

Pension Schemes and PHI Schemes

8.1	The Disclosure Letter contains a complete and accurate list and a fair summary of all retirement or death benefit schemes or permanent health insurance schemes of each Group Company.
8.2	True and complete copies have been supplied to the Purchaser of:
8.2.1	all trust deeds and rules constituting and governing each Pension Scheme and each PHI Scheme;
8.2.2	all material announcements, booklets and other explanatory literature or communications issued to members of each Pension Scheme and each PHI Scheme;
8.2.3	the most recent annual report of each Pension Scheme;
8.2.4	A complete list has been supplied to the Purchaser of:
(a)	the present employees and officers of each Group Company who are members of each Pension Scheme (including as may be appropriate current members, deferred pensioners and pensioners), and
(b)	of those employees and officers of each Group Company who will, if they remain in service, become eligible for membership of each Pension Scheme and of each PHI Scheme; and
8.2.5	any undertakings in relation to each Pension Scheme given to the Revenue Commissioners and all notifications of approval of each Pension Scheme by the Revenue Commissioners.
8.3

All documentation relating•4tb each Pension Scheme and PHI Scheme is up-to-date, reflects the material terms of the Pension Scheme and PHI Scheme as announced to employees and officers of each Group Company and members of the Pension Scheme or PHI Scheme and as operated in practice.

Discretionary Practices

8.4	Full details in writing are set out in the Disclosure Letter of:
8.4.1

all material discretionary practices in relation to each Pension Scheme (including, without limitation, those in relation to eligibility, the payment and receipt of. transfer amounts, increases in pensions in payment and in deferment, optional benefits and augmentation of benefits) and each PHI Scheme; and

8.4.2

the current terms applicable on early retirement (voluntary or as a result of ill health or redundancy), late retirement, commutation, optional dependant’s pension and other optional arrangements under each Pension Scheme.

8.5	Save as Disclosed no power or discretion has been exercised:
8.5.1	to admit to membership of any Pension Scheme or any PHI Scheme an employee or officer who would not otherwise have been eligible for membership thereof; or
8.5.2	to pay a contribution to any Pension Scheme which would not otherwise have been paid; or
8.5.3

to augment or provide in respect of any past or present employee or officer of the Company or any beneficiary of any Pension Scheme or dependant or beneficiary of any such person a benefit which would not otherwise have been augmented or provided under a Pension Scheme; or

8.5.4	to administer any transfer amount received into any Pension Scheme on a defined benefit basis.

Company’s Obligations

8.6	With the exception of the Pension Schemes and PHI Schemes:
8.6.1	none of the Vendors nor any Group Company:
(a)	has any legal or other liability or obligation (including any obligation established by custom), or
(b)

has made any promise, representation or ex gratia arrangement which it would be required to implement in accordance with good industrial relations practice, whether or not there is any legal obligation to do so, to pay pensions, gratuities, superannuation allowances, death or disability benefits or the like to any past or present employee or officer of a Group Company or any dependant pr beneficiary of any such person, or to establish, or to pay or contribute to, .any scheme or arrangement for the provision of benefits as aforesaid;

8.6.2	no Group Company is or has been, a party to any scheme or arrangement having as its purpose or one of its purposes the making of payments or the provision of benefits as aforesaid;

8.6.3	no proposal has been announced to pay benefits as aforesaid, or to establish or contribute to any scheme for the provision of benefits as aforesaid.
8.7

No Group Company has any obligation under any Pension Scheme in respect of any past or present employee or officer or any dependant or beneficiary of any of them, other than under the documents referred to in Warranty 8.2, which contain full and materially accurate details of the benefits payable under each Pension Scheme and PHI Scheme.

8.8

There are currently no plans to amend or wholly or partly terminate any Pension Scheme or to alter any benefits or to introduce any new benefits, and any such plans which have in the past been communicated to any current employee or officer of the Company have been implemented and are fully documented in the documents referred to in Warranty 8.2.

8.9

Other than as provided in the trust deeds governing each Pension Scheme disclosed under Warranty 8.2.1, neither the Vendor nor any Group Company has indemnified the trustees of the Pension Scheme or anyone else against any liabilities of whatsoever nature in connection with the Pension Scheme.

8.10	The Company has complied with all relevant access requirements under the Pensions Act 1990 regarding PRSAs (as defined under the Pensions Act 1990).

Defined Contribution Schemes

8.11	In relation to each Pension Scheme which is a defined contribution scheme as defined under the Pensions Act 1990 (a “defined contribution scheme”):
8.11.1

the Purchaser has been notified of the rate at which contributions to the Pension Scheme have been paid in respect of each member of the Pension Scheme and the basis on which they are calculated and whether they are paid in advance or in arrear, and the only liability (actual or contingent, present or future) of a Group Company to any employee or officer in respect of the Pension Scheme is to contribute the amount so notified as payable by that Group Company;

8.11.2

no assurance, promise or guarantee (oral or written) has been made or given to any present or past member of the Pension Scheme of a particular rate, level or amount of benefits (other than insured lump sum death benefits) to be provided for or in respect of him under the Pension Scheme;

8.11.3	all contributions due to the Pension Scheme have been paid in full by the due date for payment and within the time limits laid down by the Pensions Act 1990;

8.11.4

the Pension Scheme was established as a defined contribution scheme, and has not previously been converted from a defined benefit scheme, and was not established in succession to a defined benefit scheme relating to the same employment; and

8.11.5	the Pension Scheme does not provide for investment of the resources of the Pension Scheme in accordance with the directions of the members.

Compliance by the Schemes

8.12

Each Pension Scheme is an exempt approved scheme within the meaning of Chapter 1 of Part 30 of the TCA. The documentation referred to in Warranty 8.2 is satisfactory in the case of each Pension Scheme to ensure continued treatment of the Pension Scheme as an exempt approved scheme.

8.13	Each Pension Scheme is registered with the Pensions Board as required by the Pensions Act 1990.
8.14	Each Pension Scheme has at all times complied with and been duly administered in accordance with all applicable legislation, regulations and requirements including (without limitation):
8.15.1	the provisions of the Pensions Act 1990 (and any regulations made thereunder);
8.15.2	the requirements of the Large Cases Division Financial Services (Pensions) of the Revenue Commissioners for exempt approval and the requirements of the Pensions Board; and
8.15.3	the documentation by which it is constituted and governed.
8.15

Each PHI Scheme has at all times complied with and been duly administered in accordance with all applicable legislation, regulations and requirements including (without limitation) the documentation by which it is constituted and governed.

8.16

No Pension Scheme or PHI Scheme contains any provision, and no power or discretion under any Pension Scheme or PHI Scheme has been exercised in a fashion, that gives rise or could give rise to a claim against any Group Company, any employer participating in the Pension Scheme or the PHI Scheme or the trustees of the Pension Scheme under Article 141 (formerly Article 119) of the Treaty of Rome or the Anti-Discrimination Pay Act 1974 or Part VII of the Pensions Act 1990.

8.17	The Occupational Pension, Schemes (Member Participation in the Selection of Persons for Appointment as Trustees) (No. 3) Regulations, 1996, have never been invoked in respect of any Pension Scheme.

8.18	No event has taken place which would, cause any Pension Scheme to wind up or to become closed to new entrants.

Membership

8.19

Every employee and officer of a Group Company who is obliged to be a member of any pension Scheme has; been a member since the date on which he became so obliged, and every employee and officer of a Group Company who is entitled to membership of any Pension Scheme or any PHI Scheme has been invited to Join the Pension Scheme and has been a member of the PHI Scheme as of the date on which he became so entitled.

Participating Companies

8.20.1	Full details in writing have been Disclosed of any employers other than the Company participating in any Pension Scheme or PHI Scheme either now or in the past,
8.20.2

There are no employers participating on a temporary basis in any Pension Scheme and there are no arrangements outstanding in relation to the making of any bulk transfer payment from any Pension Scheme.

Pension Scheme Investments

8.20	The trustees of the Pension Scheme have legal title to each asset of the Pension Scheme. None of the assets of any Pension Scheme are mortgaged, charged or otherwise subjected to any encumbrance.

Insurance Cover

8.21

All benefits payable under any Pension Scheme on the death of a member thereof while in an employment to which the Pension Scheme relates or payable under any Pension Scheme and/or PHI Scheme during a period of sickness or disability of a member thereof (other than a refund of contributions with interest where appropriate) are fully insured under policies effected with a life office authorised to carry on life assurance business in Ireland at its normal rates and on its normal terms for persons in good health, and all insurance premiums payable have been paid;

8.22	Such policies are enforceable and there are no grounds on which the life office might avoid liability thereunder.

Claims and Disputes

8.23

No actions suits or claims’ (other than routine claims for benefits) have been made or are pending or threatened in respect of any Pension Scheme by or against the trustees of the Pension Scheme, or the Company or any employer participating in any Pension Scheme or in respect of any PHI Scheme.

8.24	There is no dispute about benefits payable under any Pension Scheme or PHI Scheme.
8.25	No complaint or report about any Pension Scheme has ever been made to the Pensions Board (other than routine registration and returns).
8.26	There is no claim in payment under any PHI Scheme.
8.27	There are no circumstances which might give rise to any such action, suit, claim or dispute under any Pension Scheme or PHI Scheme.

Interpretation

8.28

References to the Pensions Act 1990 in these Warranties include that Act as amended, substituted or varied by all subsequent enactments prior to and including the date on which these Warranties are given or repeated.

9.	INSURANCE
9.1

Each Group Company is ‘fully covered by valid insurances against all risks normally insured against by prudent persons carrying on the same or similar businesses as those carried on by that Group Company and in particular. all assets are and have at all material times been insured to their full replacement or reinstatement value against fire and such other risks as aforesaid and that Group Company is, and has at all material times been adequately covered against accident, damage, injury, third party loss (including product liability), loss of profits and other risks normally insured against by prudent persons carrying on the same or similar businesses as those carried on by that Group Company.

9.2

Full particulars of all such insurances have been Disclosed and there are no outstanding claims or circumstances likely to give rise to a claim under them and nothing has been done or omitted to be done which has made or could make any policy of insurance void or voidable or give grounds for an increase in the premiums for it.

9.3	None of the said policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate.
9.4	In respect of all insurances held by any Group Company:
9.4.1	all premiums have been duly paid to date;
9.4.2	no circumstances in relation to any Group Company or its affairs have arisen in the past ten years which have given rise to a specific increase in premium;
9.4.3	there are no special or unusual terms or restrictions, the premiums payable are not in excess of the normal rates for similar cover in similar businesses for property of a similar nature and no circumstances exist which are likely to give rise to any increase in premiums; and

9.4.4	no claim is outstanding and no circumstances exist which are likely to give rise to any claim.
10	GRANTS
10.1

Full particulars are Disclosed of. all investment and other grants and allowances and of all loans or financial aid of any kind applied for or received or receivable by any Group Company from any governmental department, board, body or agency or any other supranational or national or local authority body or agency.

10.2

No Group Company is under any current actual liability to repay any investment or other grantor subsidy made to it by any governmental or quasi-governmental body; so far as management of the Company are aware, no circumstances have arisen in which any such body would or might be entitled to require repayment of any such grant or subsidy either in whole or in part.

11	CURRENT FINANCIAL POSITION

Reserves, etc.

11.1

The amount of the share capital and reserves and deferred tax of each Group Company as at the Completion Date (calculated on the same accounting principles, bases and assumptions as those used in preparing the Accounts and without bringing into account any surplus arising from any revaluation of any assets included in the Accounts) will not be less than the amount attributed to them in the Accounts.

Profits

11.2

The profits of each Group Company for the three years ended on the Last Accounting Date as shown by its audited accounts and the trend of profits shown by those accounts were not (except as expressly disclosed in them) to a material extent affected by any unusual or non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factor rendering the profits of all or any of those years exceptionally high or low.

Borrowings

11.3

The amounts borrowed by each Group Company do not exceed any limitation on the directors’ borrowing powers contained in its Articles of Association nor do any such borrowings breach any of the provisions contained in any debenture or other deed or document binding upon that Group Company.

Banking Facilities

11.4

Full details of all overdrafts, loans or other financial facilities outstanding or available to each Group Company and of all its bank and deposit accounts and true and correct copies of all documents relating to them are Disclosed and nothing has been done or omitted whereby the continuance in full force and effect of any such facilities might be adversely affected or prejudiced.

Off Balance Sheet Financing

11.5	No Group Company has engaged in any borrowing or financing not required to be reflected in its audited accounts.

Working Capital

11.6

Having regard to existing bank and other facilities each Group Company has sufficient working capital for the purposes of continuing to carry on its business in its present form and its present level of turnover for the foreseeable future and for the purposes of executing, carrying out and fulfilling in accordance with their terms all orders, projects, and ‘contractual obligations which have been placed with or undertaken by that Group Company.

12	DATA PROTECTION

Data Protection

12.1

Each Group Company has complied in all respects with the requirements and principles set out in the Data Protection Acts 1988 and 2003 and all regulations made thereunder and all other data protection legislation that applies to that Group Company in Ireland or elsewhere and in particular but without limitation to the generality of the foregoing, each Group Company has complied with all registration requirements under such legislation and copies of all such registrations are attached to the Disclosure Letter.

12.2

Each Group Company’s data control, data processing and other procedures in relation to personal data are in compliance with the obligations and requirements set out in the Data Protection (Amendment) Act 2003 which gives effect to Directive 95146/Ell of the European Parliament and the Council of 24’” October, 1995, on the protection of individuals with regard to the processing of personal data and on the free movement of such data (the “Directive”) and each Group Company’s data control, data processing systems and other procedures do not involve subjecting data subjects to automated individual decisions.

12.3

No Group Company has received any complaint or any threat of a complaint that any Group Company has failed to comply with any of the requirements set out in the Data Protection Acts 1988 and 2003 and/or the Directive and/or any other applicable legislation or regulation relating to the protection of personal data and no person has made any request to any Group Company, pursuant to any such regulations or legislation or otherwise to establish the existence of personal data, to exercise their right of access to their personal data, to exercise their right of rectification or erasure of their personal data, to exercise their right to have their name removed from a . mailing list or otherwise in connection with personal data.

12.4	No Group Company has transferred any personal data controlled by it out of Ireland and no data processing is carried on by or on behalf of any Group Company other than in Ireland.
12.5

Any data processing carried on by third parties on behalf of any Group Company, is carried on by third parties pursuant to written agreements with them which incorporate adequate protections and guarantees in respect of security measures and organisational measures governing such processing and such agreements incorporate the requirements set out in the Data Protection Acts and the Directive including, without limitation, Article 17 of the Directive.

12.6	Each Group Company’s records, data and software are backed up on disk at regular intervals (at least once daily) and such disks are securely and appropriately stored off-site.
13	LEGAL AND REGULATORY COMPLIANCE

Compliance with the Law

13.1

Each Group Company has carried on its business in all material respects in accordance with applicable laws, regulations and bye-laws in Ireland and all foreign countries, and there is no investigation or enquiry by, or order, decree or judgment of, any court, governmental agency or regulatory body outstanding against any Group Company which may have a material adverse effect upon its assets or business.

Licences and Consents

13.2

All statutory, municipal and other licences, authorisations, consents, permits and authorities necessary or desirable for the carrying on of the business and activities of each Group Company as now carried on have been obtained and are valid and subsisting and all conditions thereof have been complied with in all material respects, and none of them are likely to be suspended, cancelled, revised, refused or revoked.

Compliance with Agreements

13.3

The terms of all leases, tenancies, licences, concessions and agreements of whatsoever nature to which any Group Company is party have been duly complied with by all the parties thereto and there are no circumstances to give rise to any non-compliance.

Competition - General

13.4

There is not, nor has there at any time been, in existence in connection with the business of any Group Company any agreement arrangement or practice which infringes, infringed or which has or should have been registered under the Restrictive Practices Act 1972 to 1987 (as amended) or which infringes, infringed, or which has or should have been notified to the Minister for Trade, Enterprise and Employment, the Competition Authority and/or European Commission under the Mergers, Takeovers and Monopolies (Control) Act 1978 (as amended) (the “ Mergers Act”), the Competition Act 1991 (as amended), the Competition Act 2002 and/or Articles 81 or 82 of the Treaty of Rome (or any regulations or directive made thereunder).

Undertakings and Orders

13.5

No Group Company has given any undertaking or written assurance (whether legally binding or not) to any governmental authority or any authority of the European Communities under the Treaty of Rome or any other statute or legal instrument of Ireland or any other country and no Group Company is affected by any order or regulations made by the Competition Authority or by any decision made by the Commission of the European Communities.

Investigations

13.6

No Group Company has received any process, notice or communication formal or informal by or on behalf of the Ombudsman, the Director of Consumer Affairs, the Competition Authority or the European Commission, or any other competition regulatory or governmental authority of Ireland or any other country, relating to any aspect of the business of a Group Company, nor has any agreement, arrangement or conduct (whether by omission or otherwise) of a Group Company been the subject of an investigation, report or decision by any of the previously named people or bodies.

Irish Competition Law

13.7

No Group Company is or has been a party to, or engaged in, any agreement, arrangement, decision, concerted practice or activity which was prohibited by section 4(1) of the Competition Act 1991, or which is prohibited by section 4(1) of the Competition Act 2002.

13.8

No Group Company has made any notification to the Competition Authority requesting a licence pursuant to section 4(2) of the Competition Act 1991 or a certificate pursuant to section 4(4) of the Competition Act 1991.

13.9

No Group Company has committed,. contrary to section 5 of the Competition Act 1991, or section 5 of the Competition Act 2002, any abuse, either alone or jointly with any other undertaking, of a dominant position within the State or a substantial part of the State.

13.10

No authorised officer appointed pursuant to section 20 of the Competition Act 1991 or pursuant to section 45 of the Competition Act 2002 has ever entered and inspected any premises at or vehicles in or by means of which any Group Company carries on business nor required any Group Company nor any person employed in connection with the Business to produce any books, documents or records and no such authorised person has inspected, copied or taken extracts from any such books, documents and records nor required any Group Company nor any person to provide any information in regard to entries in such books, documents and records or in regard to a Group Company or its business or in regard to the persons employed in connection therewith.

13.11

No petition has been presented by a person pursuant to section 6(1) of the Competition Act 1991 or pursuant to section 14 of the Competition Act 2002 for an Injunction or declaration or damages including exemplary damages in relation to any agreement decision, concerted practice or action in which any Group Company is or has been involved nor has any such injunction or declaration or Damages been granted.

13.12

No petition has been presented by the Minister pursuant to section 6(4) of the Competition Act 1991 for an injunction- or declaration in relation to any agreement, decision, concerted practice or action in which any Group Company’ is or has been involved nor has any such injunction or declaration been granted.

13.13

No proceedings have been issued to any Group Company, director, manager or other officer or employee of any Group Company pursuant to section 8 of the Competition Act 2002 in relation to any agreement, decision or action in which any Group Company or any director, manager or other officer or employee of any Group Company is or has been involved and no Group Company, director, manager or other officer or employee of any Group Company has been convicted of an offence under section 8 of the Competition Act 2002.

13.14

No investigation has been carried out by the Competition Authority pursuant to section 14 of the Competition Act 1991 as to whether, in the opinion of the Authority, any Group Company is in a dominant position and the Minister has not made an order pursuant to section 14(3) of the Competition Act 1991 either (a) prohibiting the continuance of a -dominant position enjoyed by any Group Company except on conditions specified in the order or (b) requiring the adjustment of the dominant position.

13.15

The Competition Authority, has not pursuant to its powers under section 7 of the Schedule to the Competition Act 1941 or pursuant to its powers under section 31 of the Competition Act 2002, done any of the following in relation to any officer or employee of any Group Company:

13.15.1	summoned one or more of them as a witness to attending before the Authority;

13.15.2	examined on oath any such person or persons summonsed to attend before the Authority;
13.15.3	required any such person or persons summonsed to appear as -a witness before the Authority to produce to the Authority any document in the power or control of any such person or persons.

Mergers Control

13.16	No order has been made under the Mergers, the Competition Act 1991 (as amended) and/or the Competition Act 2002 which directly or indirectly affects the business of any Group Company.
13.17

In relation to every merger or take-over in which any Group Company was involved prior to the date. of this Agreement and to which the Mergers Act applied, the Minister has issued a statement in writing prior to completion of the merger or take-over concerned stating that he had decided not to make an order under section 9 of the Mergers Act in relation to the proposed merger or takeover.

13.18

The Minister has not referred any proposed merger or take-over in which any Group Company was involved and to which the Mergers Act applied to the Competition Authority for investigation pursuant to section 7(b) of the Mergers Act.

13.19

No Group Company has, been the object of a report of the Competition Authority under section 8(1) of the Mergers Act stating whether, in the opinion of the Authority, a proposed merger or takeover would be likely to prevent or restrict competition or restrain trade in any goods or services and would be likely to operate against the common good.

13.20	Since 3rd July, 1978 no Group Company has been a party to any transaction modifiable pursuant to section 5 of the Mergers Act.
13.21

Since 1st January, 2003, in relation to every merger or acquisition in which a Group Company was involved and to which the Competition Act 2002 required a notification, or a notification has been made, the Competition Authority has determined that the merger or acquisition could be put into effect and any such merger or acquisition has been put into effect. within one year of that determination.

13.22	Since 1st January, 2003, in relation to every merger or acquisition in which a Group Company was involved:
13.23
(a)	the Competition Authority has not carried out a full investigation under Section 22 of the Competition Act 2002.

13.24

(a)	the Competition Authority has not determined that the merger or acquisition could be put into effect only subject to conditions specified by it.
(b)	no Group Company has offered proposals to the Competition Authority under Section 20(3) which have become binding commitments on any Group Company.

Concentrations with a Community Dimension

13.25

No Group Company is or has been involved prior to or at the date of this Agreement in any arrangement or transaction or agreement which Is or was a concentration with a community dimension within the meaning of either (i) Council Regulation (EEC) No. 4064/89 of 21st December 1989 (the “1989 Regulation”); of (ii) Council Regulation (EC) No. 139/2004 of 20 January 2004 (the “2004 Regulation”) on the control of concentrations between undertakings and no Group Company is or has been involved prior to or at the date of this Agreement in any arrangement or transaction or agreement which has been the subject of findings or decisions of the Commission of the European Communities pursuant to either the 1989 Regulation or the 2004 Regulation.

State Aid

13.26

No Group Company has ever received, nor is any Group Company proposing to receive, any aid (as that term is understood for the purposes of Articles 87 to 89 of the Treaty of .Rome) from a Member State of. the European Community or from State resources.

Contracts and Transactions with Directors

13.27	No Group Company
13.27.1	has incorporated into any employment agreement any terms required approval under section 28 of the 1990 Act without obtaining such approval in accordance with the said section 28;
13.27.2

has entered into any arrangement for the acquisition or disposal of non-cash assets requiring approval under section 29 of the 1990 Act without obtaining such approval in accordance with the said section 29; or

13.27.3

has made any loans or quasi-loans, entered into any credit transactions as creditor, entered into any guarantees or indemnities or provided any security in connection with loans, quasi-loans or credit transactions in breach of section 31 of the 1990 Act.

Invalid Transactions

13.28

To the best of the knowledge and belief of the Warrantors after making due and careful enquiries no Group Company has been party to any transaction with any third party which, in the event of the third party going into liquidation or an administration order pr a bankruptcy order being made in relation to such third party, would constitute (in whole or in part) a transaction at an undervalue, a fraudulent preference, an invalid floating charge, an extortionate credit transaction or part of general assignment of debts, which could be set aside against the Group Company.

No Questionable Payments

13.29	No current or former director, officer, agent, employee or other person acting on behalf of any Group Company has been party to:
13.29.1

the use of any of the assets of any Group Company for unlawful contributions, gifts or entertainment or for the making of any direct or indirect unlawful payment to the government officials or employees;

13.29.2	the establishment or maintenance of any unlawful or unrecorded fund of corporate monies or other assets;
13.29.3	the making, of any false or fictitious entries in the books or records of any Group Company;
13.29.4	the making of any unlawful payment.
Director of Corporate Enforcement
13.30	None of the Group Companies nor any of their respective directors have received any notices, or correspondence requesting information from the Director of Corporate Enforcement.
13.31	None of the Group Companies is aware of any notice served by its auditors on the Director of Corporate Enforcement under Section 194(5) of the 1990 Act.
14	DEFECTIVE AND UNSAFE PRODUCTS/SERVICES
14.1

There are no outstanding claims against any Group Company in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance of equipment or otherwise relating to liability for goods or services supplied or to be supplied by any Group Company and no such claims are threatened or anticipated.

14.2

No Group Company has knowledge that any goods or products for which that Group Company has responsibility or for which that Group Company assumes responsibility under any contract of indemnity or otherwise is defective within the meaning of the liability for Defective Products Act 1991 or that the Company supplies or possesses for supply any goods or products which are in breach of the general safety requirement imposed by any relevant law order or regulation.

15	LITIGATION
15.1

No Group Company nor any person for whose acts. or omissions it may vicariously be liable is engaged in or subject to any civil, criminal or arbitration proceedings or any dispute or has been served, with any notice making it a party to any litigation, arbitration, prosecution or* other legal proceedings and no litigation, arbitration, prosecution or other legal proceedings are threatened or pending either, by or against any Group Company and there are no facts which might give rise to any such proceedings or to any dispute

15.2

There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency, so far as the officers of the Company are aware, against any Group Company or any person for whose acts or defaults any Group Company may be vicariously liable.

16	INSOLVENCY
16.1	No order has been made, or petition presented, or resolution passed for the winding up of any Group Company and there is not outstanding:
16.1.1	any petition or order for the winding up of any Group Company;
16.1.2	any appointment of a receiver over the whole or any part of the undertaking or assets of any Group Company;
16.1.3	any petition or order for the appointment of an examiner to any Group Company under the Companies (Amendment) Act 1990;
16.1.4	any voluntary arrangement between any Group Company and any of its creditors;	.
16.1.5	any distress or execution or other process levied in. respect of any Group Company which remains undischarged;
16.1.6	any unfulfilled or unsatisfied judgment or court order against any Group Company.
16.2

There are no circumstances which would entitle any person to present a • petition for the winding-up of, to the appointment of an examiner to any Group Company or to appoint a receiver over the whole or any part of any Group Company’s undertaking or assets.

16.3	No Group Company is insolvent or unable to pay its debts within the meaning of Section 214 of the 1963 Act and no event analogous to those set out in that section has occurred outside Ireland.

16.4

No Group Company is or has been related to any other company for the purpose of Section 140 of the 1990 Act, and is not and will not at any time be liable to be subject to an order made under that section by virtue of any act (whether of omission or commission) that occurred prior to Completion.

17	COMPLIANCE
17.1

No Group Company has been a party to any undertaking or assurance given to any Court or governmental agency which is still in force and there are no judgments or orders given’ or made by any Court or governmental agency against any Group Company which have not been fully satisfied and complied with.

17.2

All necessary licences, consents, permits and authorities (public and private) have been obtained by the Group to enable the Group to carry on its business effectively in the places and in the manner in which that business is now carried on and all such licences, consents, permits and authorities are valid and subsisting and there is no reason why any of them should be suspended, cancelled or revoked.

18	ENVIRONMENTAL
18.1

The Group has at all times complied with, and there has not been any previous breach of Environmental Laws. The Group is not aware of or involved in any actions, claims or proceedings (whether actual or potential) which may affect the Group.

18.2	There has been no breach of Environmental Laws relating to asbestos or polychlorinated biphenyls at the Properties.
18.3

The Group holds and complies with, and has at all times held and complied with, all Environmental Licences for the time being necessary, desirable or advisable in respect of the Properties, the user of the Properties, and the conduct of its businesses and other activities. All Environmental Licences are and have been at all relevant times, valid and subsisting and all fees payable in relation to them have been paid and the Group has at all times acted in accordance with best practice in relation to all activities and procedures affecting or potentially affecting the Environment. No circumstances exist which might give rise to any notice, enquiry, claim or proceedings by third parties including governmental, statutory or local authorities for breach of any Environmental Laws.

18.4	No act or omission of any Group Company has taken place, whether in breach of Environmental Law or otherwise, which has caused, is causing or may cause damage to the Environment;
18.5

There has been no amendment, renewal, cancellation or other change actual or proposed to any of the Environmental Licences referred to above and no Group Company has received any communication, indication, proposal or notification whether formal or informal, in writing or otherwise, requiring further

Environmental Licences or requiring that any Environmental Licence may be cancelled, annulled, withdrawn, amended, restricted, qualified or limited or that any Environmental Licence will not be renewed in full or in part;

18.6

There is no reason why the continued use of the Properties and/or the conduct of the business of the Group are likely to give rise to any actions, claims or proceedings for breach of Environmental Law.

18.7

True and accurate up to date copies of all Environmental Licences currently required in connection’ with the Group’s business and all previous relevant Environmental Licences and all related notices, formal or informal are annexed to the Disclosure Letter.

18.8

True and accurate copies of all environmental` audits, reports, evaluations, examinations, surveys, studies, assessment or tests relating to the Group’s business and/or affecting the Properties are annexed to the Disclosure Letter.

18.9	No Group Company has acquired, held, used, stored, managed, created, produced, transported, treated or otherwise dealt with any Substance
18.10	No Group Company has by commission or omission caused, permitted or contributed in any way to:
18.10.1	damage to the Environment whether by pollution, contamination, release, treatment, discharge or emission or otherwise;
18.10.2	any other danger or threat to the Environment; or
18.10.3	anything which is or might give rise to a breach of Environmental Law.
18.11

No Group Company has released, discharged, emitted, leaked, spilled, stored, transported, handled or otherwise caused or allowed to pass into the Environment any contaminant, pollutant or Substance which causes, has caused, may cause or has the potential to cause harm to the Environment.

18.12	No Group Company has created or allowed any circumstances to exist that might be harmful to the Environment.
18.13	No Group Company has been prosecuted for any offence involving damage to the Environment or breach or violation of Environmental Law.
18.14

No Group Company has received any notice, whether. formal or informal in writing or otherwise from any authority whether governmental, statutory, local or otherwise or other agency under any Environmental law regarding any damage to the Environment or violation of Environmental law, whether actual, alleged or potential

18.15

No Group Company has received or are aware of any actual, likely or possible complaints or enquiries whatsoever from any person (including any neighbour or employee), or from any body, representative or agency in respect of the Environment or the health or safety of the public or employees.

19	COMPANIES ACTS AND OTHER LEGISLATION

Memorandum and Articles of Association

19.1

The copy of the Memorandum and Articles of Association of each Group Company which has been Disclosed is accurate and complete in all respects and has annexed to or embodied in it a copy of every resolution or agreement referred to in Section 143 of the 1963 Act or Section 55 of the Companies (Amendment) Act 1983.

Filing and records

19.2

All documents required by the Companies Acts or any other legislation, to be filed with the Registrar of Companies or any other authority or so required to be published in respect of each Group Company have been duly filed or published as the case may be and due compliance has been made with all other legal requirements relating to the formation of each Group Company and the conduct of its business and to distributions and issues of shares, debentures and other securities of each Group Company and the keeping and filing of books, records and documents.

19.3

All registers required to be kept by each Group Company under the provisions of the Companies Acts, are true and accurate and all notifications and disclosures required to be made to each Group Company by the Warrantors and for the directors of each Group Company, including, but not limited to, Parts III and IV of the 1990 Act, have been made.

Charges

19.4

All charges in favour of any Group Company have (if applicable) been registered in accordance with the provisions of the 1963 Act. No charge in favour of any Group Company is void or voidable for want of registration and no event has occurred causing, or which upon intervention or notice by any third party may cause, any floating charge created by any Group Company to crystallise or any charge created by it to become enforceable nor has any such crystallisation occurred or is such enforcement in process.

General

19.5	No Group Company is a party to nor are any of its assets affected by:
19.5.1	any contract for hire or rent, hire purchase or purchase by way of credit, sale and periodical payment;

19.5.2	any contract for guarantee, indemnity or suretyship;
19.5.3	any contract for service (other than contracts for supply of electricity or other utilities or normal office services);
19.5.4

any agreement or arrangement which to the knowledge of the Warrantors is liable to be terminated by another party as a result of any change in the control, management or shareholders of the Company or on Completion.

19.6	No Group Company has:
19.6.1	had a notice served on it by its auditors pursuant to Section 185 or 194 of the 1990 Act;
19.6.2	entered into any transaction or arrangement, particulars whereof would, pursuant to Section 41 of the 1990 Act, require to be contained in its financial statements;
19.6.3

purchased or redeemed its, own shares or those of its holding company, reduced or repaid any share capital or created or created treasury shares pursuant to the provisions of Part XI of the 1990 Act or agreed to do so;

19.6.4	been struck off and subsequently restored to the register pursuant to Section 311A of the 1963 Act; and
19.6.5

no shares in or debentures of any Group Company are subject to or have been issued to contravention of any restriction under Section 16 of the 1990 Act and no Group Company is legally or beneficially interested in any shares in or debentures of any company which are the subject of any restriction under Section 16 of the 1990 Act.

19.7

No Director or person who has at any time within the last three years been a director or other officer of any Group Company is, or has at any material time been ineligible to be a director by reason of any provision of the Companies Acts and no person is a shadow director (within the meaning of Section 27 of the 1990 Act) of any Group Company.

19.8

No Director or other person who is or has been, directly or indirectly, appointed or acting in any way as a director, secretary or other officer or concerned in the management, promotion or formation of any Group Company:

19.8.1	has been restricted or disqualified; or .
19.8.2	acts or has acted in accordance with the directions or instructions of any person restricted or disqualified.

under Part 7 of the 1990 Act, nor is any Group Company disqualified under that Part of the 1990 Act.

19.9

The assets owned or leased by each Group Company and the facilities and services to which that Group Company has a contractual right comprises all the assets, facilities and services necessary or convenient for the carrying on of the Business and in particular the business of that Group Company in the manner in which it is currently conducted.

19.10	Each Group Company is a body corporate duly incorporated and validly existing under the laws of its relevant jurisdiction.
20	EFFECT OF AGREEMENT
20.1

There are no contracts or arrangements (whether written or oral) to which any Group Company is a party which will by their terms be determinable as a result of the provisions of this Agreement or which will or may be determined by completion of this Agreement.

20.2	The execution and delivery of this. Agreement and the fulfilment and performance of and compliance with its terms by the Vendors do not and will not:
20.2.1

conflict with, violate or result: in a breach by any Group Company or the Vendors of the terms, provisions or conditions of any agreement or any law, undertaking to or judgment, order; injunction or decree of any court;

20.2.2	relieve any person of any contractual or other obligation to any Group Company or entitle any person to terminate any such obligation;
20.2.3	terminate or make subject. to termination or adversely affect from that Group Company’s point of view the enjoyment of any present or future benefit or privilege;
20.2.4	result in any customer or supplier of any Group Company ceasing to deal or substantially reducing the existing level of it’s dealings with that Group Company;
20.2.5

constitute a breach of or default under any loan or security interest to which any Group Company is a party or result in any indebtedness, present or future, of any Group Company becoming due or capable of being declared due: and payable before the stated maturity date;

20.2.6

give rise to any contractual or other obligation of the Company to any person. or entitle any person to require the performance of or compliance with any existing contractual or other obligation of that Group Company; or

20.2.7	cause any officer or senior employee to leave employment.

21	SUBSIDIARIES
21.1	The Subsidiaries are private companies limited by shares incorporated in Ireland.
21.2

All the issued shares of each of the Subsidiaries have been issued in proper legal form and are fully paid or credited as fully paid and the Company is the legal and beneficial owner of all such shares free from any Encumbrances.

21.3	The Subsidiaries do not have any subsidiary or associated companies.
22	PROPERTIES
22.1

The Properties comprises all the land and buildings owned and/or occupied and/or used by the Group and/or in which the Group has an interest or which are otherwise used in connection with the Businesses of the Group and the description, particulars of tenure, particulars of all leases, licences, franchise agreements, which exist in favour of third parties or are in the course of being created or acquired, of the Properties set out in the Fifth Schedule are accurate in all material respects.

22.2	No Group Company is in any current negotiations to acquire (by way of lease or otherwise) or dispose of any property.
22.3	No Group Company has entered into any agreement to acquire or dispose of the Properties or premises thereon or any interest therein which has not been completed.
22.4

The Lease a copy of which is annexed o the Disclosure Letter, constitutes the entire agreement relating to occupation by the Group of the Properties and there are no other agreements or arrangements (written or unwritten) relating to the occupation by the Group, of the Properties. There has been no variation or alteration in the terms and conditions of the Lease and the user of the Properties is in compliance with the user provision in the Lease.

22.5

In relation, to the Lease the Group has paid all rent accrued due and fully performed and observed all of the covenants and conditions on the part of the tenant and there are no notices relating to them nor are there, in so far as the Warrantors are aware, any outstanding reviews, matters or proceedings which have yet to be commenced or concluded. There has been no breach of the covenants and conditions contained in the Lease on the part of the landlord. Neither the landlord nor the tenant under the Lease has instituted any proceedings, served any notices or made any complaint or objection to the other and the Vendors do not intend to and is not aware of any intention on the part of any landlord to institute or threaten proceedings or to serve such notices.

23	COMPUTER SYSTEMS
23.1

No Group Company has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise dependent upon or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of that Group Company.

23.2

The computer systems of the Group have been satisfactorily maintained and supported and have the benefit of maintenance and support agreements, copies of which are attached to the Disclosure Letter, terminable by the contractor by not less than twelve months’ notice and each Group Company is in compliance in all material respects with the terms of such support and maintenance contracts.

23.3

To the best of the knowledge and belief of the Warrantors after making due and careful enquiries, the other parties to such support and maintenance contracts have compiled and are complying in all material respects with the terms of such support and maintenance contracts.

23.4

The computer systems of the Group have adequate capability and capacity for the projected requirements of the Group for not less than four years following Completion for the processing and other functions required to be performed for the purposes of the business of the Group.

23.5

Disaster recovery plans are in full force and effect and are adequate to ensure that the computer systems of the Group can be . replaced or substituted without material disruption to the business of the Group.

23.6

In the event that any person providing maintenance or support services for the Computer Systems ceases or is unable to do so, the Group has all necessary rights to obtain the relevant source codes and all related technical and other information free, of charge and to procure the carrying out of such services by employees or by a third party.

23.7	The Group has sufficient :technically competent and trained employees to ensure proper handling, operation, monitoring and use of it’s computer systems.
23.8

The Group has adequate procedures to• e6sure internal and external security of it’s computer systems, including procedures for taking and storing on-site and off-site back-up copies of computer programs and data.

24.	TAXATION

General

24.1	All taxation which any Group Company is liable to pay prior to Completion has been or will be discharged prior to Completion or is provided for in the Accounts.
24.2

All returns, computations, notices and items of information which are, or have been required to be made or given by a Group Company for any Taxation purposes have been made or given within the requisite periods and on a proper basis and are up to date and correct and none of them is the any dispute with the Revenue Commissioners or any Tax Authority.

24.3	No dispute exists with any Tax Authority in respect of any Taxation, and in particular for any computations for accounting periods within the self-assessment system.
24.4	No Group Company is liable and has not at any time since the Last Accounting Date been liable to pay interest on overdue taxation.
24.5	No Group Company has acquired or disposed of any asset or entered into any transaction otherwise than by way of bargain at arm’s length.
24.6

No Group Company has entered into any financing or leasing or other agreement in which or in. connection with which that Group Company has indemnified any other party against any claim, loss or other liability arising from any change in Taxation legislation or in the interpretation of Taxation legislation.

24.7	There are set out in the Disclosure Letter full particulars of all differences between the accounting and taxation treatments of all items in the Accounts.
24.8	There is no appeal by any Group Company pending against any assessment to tax and the Company is not in default in payment of any tax within the period prescribed for payment thereof.
24.9	No Group Company has committed any act nor made any omission which might constitute an offence under Section 1078 of the TCA .
24.10

No Group Company has been at any time, for taxation purposes, resident in any jurisdiction other than the Republic of Ireland nor has it been at any time managed or controlled in or from any country other than the Republic of Ireland and no Group Company hasp at any time carried on any trade in any other country and no Group Company has/had a permanent establishment, in any country other than the Republic of Ireland. No Group Company has paid tax on income, profits or gains to any Tax Authority in any country except the Republic of Ireland.

24.11

Each Group Company has for each accounting period up to and including the accounting period ending on Completion furnished that Group Company’s Inspector of Taxes with full and accurate particulars relating to the affairs of that Group Company, and also has properly and within the prescribed periods of time made all returns and given or delivered all notices, accounts and information required for the purpose of taxation, and all such have been correct in all material respects and on a proper basis and none such are disputed by the Revenue Commissioners or any Tax Authority, there are no grounds or circumstances which might cause, any such dispute and each Group Company has made all claims which would be of benefit to it within the time limits laid down in the relevant legislation.

24.12

Each Group Company has submitted and the relevant Tax Authority has where relevant agreed computations of its taxable profits in respect of all periods up to and including the year ended on the Last Accounting Date.

24.13

No Group Company has entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of avoiding taxation which could be classed as a “tax avoidance transaction” within the meaning of Section 811 of the TCA and no provisions of that Section apply to that Group Company in respect of any event (whether or not involving that Group Company) which took place before Completion or in respect of any series of events, (whether or not such events or any of them involve the Company) taking place partly before Completion and partly after Completion.

24.14	No act or transaction has been effected in consequence of which any Group Company is liable for any taxation primarily chargeable against some other person.
24.15	The making of returns, payment of preliminary tax and all other requirements of Sections 950 to 959 of the TCA have been complied with fully by each Group Company.
24.16	No penalty under Section 1084 of the TCA has or will become payable in respect of any period ending prior to Completion.
24.17	No notice of attachment has been served on any Group Company or in relation to any funds of that Group Company under Section 1002 of the TCA.
24.18	Each Group Company has for each. accounting period:
24.18.1

furnished the relevant Tax Authority with full and accurate particulars relating to the affairs of that Group Company; properly and within the prescribed periods of time made all returns and given or delivered all notices, accounts and information required for the purposes of taxation; and complied fully with the requirements of Sections 950 to 959 of the TCA, regarding the payment of preliminary tax, corporation tax and capital gains tax.

24.20

No transaction has or had been effected by any Group Company in respect of which any consent or clearance from the Revenue Commissioners or other taxation authority was required and which consent or clearance (as the case may be) was not obtained.

24.21	The provisions of the Waiver of Certain Tax, Interest and Penalties Act 1993 do not have any application to any Group Company or any of its officers.
24.22	No Group Company has made a relevant investment within the meaning of Section 481, and Schedule 32, Paragraph 22 of the TCA.
24.23	No Group Company operates nor has it at any time operated any share option scheme, profit sharing scheme or other employee shares scheme.

Penalties, Interest and Revenue Offences:

24.24

No Group Company has paid, or become liable to pay, any fine, penalty or interest charged by virtue of the TCA, the Value Added Tax Act 1972 or any other statutory provision relating to Tax, and no Group Company has committed any act or made any omission which might constitute an offence under section 1078 of the TCA.

Agreements with Tax Authorities:

24.25

The Disclosure Letter sets out full particulars of any agreement or arrangement between any Group Company and the Revenue Commissioners or other Tax Authorities pursuant to which the Group Company or any Group Company is authorised not to comply with a requirement which, but for such agreement or arrangement, would be its satisfactory obligation, and no Group Company has taken any action which has had, or will have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously had with the Revenue Commissioners or other Tax Authority.

Transactions since Last Accounting Date:

24.26

The Disclosure Letter contains full and accurate particulars of all transactions effected otherwise than in the ordinary course of business since the Last Accounting Date in respect of which any Group Company is required to make a specific return to the relevant Tax Authority and in respect of which the time for making such return will expire on or after Completion.

Tax Clearance and Clearances:

24.27	No transaction has been effected by any Group Company in respect of which any consent or clearance from the Revenue Commissioners or other Tax Authority was required:
24.27.1	without such consent or. clearance having been validly obtained before they transaction was effected;
24.27.2	otherwise than in accordance with the terms of, and so as to satisfy any conditions attached to, such consent or clearance; or
24.27.3

otherwise than at a time when, and in circumstances in which, such consent or clearance was valid and effective, and, in any case where such consent or clearance was required, no circumstances have arisen which might reasonably be expected to cause such consent or clearance was required, no circumstances have arisen which might reasonably be expected to cause such consent or clearance to be or become invalid or to be withdrawn by the Tax Authority concerned.

Applications since Last Accounting Date:

24.28

All particulars furnished to the Revenue Commissioners or other Tax Authority in connection with the application for any consent of clearance by the Group Company made since the Last Accounting Date fully and accurately disclosed all facts and circumstances material to the decision of the Revenue Commissioners or such other authority.

Claims under the Tax Deed:

24.29

Without prejudice to any liability which may arise under the Tax Deed, to the best of the knowledge and belief of the Warrantors after making due and careful enquiries, there is no liability to Taxation in respect of which a claim could be made under the Tax Deed and there are no circumstances likely to give rise to such a liability.

Liability for Others:

24.30

No Group Company is or will become liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding thereto) in consequence of the failure by any other person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstances arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Completion.

Outstanding Entitlements:

24.31

The Disclosure Letter includes a correct and complete list and full particulars with express reference to this Warranty 25.32, of all matters relating to Tax in respect of which any Group Company (either alone or jointly with any other person) has, or at Completion will have, an outstanding entitlement:

24.31.1	to make any claim for relief under the TCA or any other statutory provision relating to Tax;
24.31.2	to make any election for one type of relief, or one, basis, system or method if Tax, as opposed to another;
24.31.3	to make any appeal (including a further appeal) against an assessment to Tax;
24.31.4	to make any application for the postponement, or payment of instalment of, Tax; or
24.31.5	to disclaim any allowance or relief,

such particulars being reasonably sufficient to enable the Purchaser to procure that any time limit to such entitlement, expiring within six months after Completion can be met.

Dividend Withholding Tax:

24.32	Each Group Company has fully complied with all the obligations imposed on it in relation to dividend withholding tax in accordance with Chapter 8A of Part 6 and schedule 2A of the TCA.

Notice of Attachment:

24.33	No notice of attachment has been served on any Group Company under section 1003 of the TCA

Deposit Interest Retention Tax:

24.34	No Group Company has received, or will prior to Completion earn, deposit interest subject to retention of tax under section 257 of the TCA

Charges on Book debts:

24.35	No Group Company has taken a fixed charge on the book debts of any company.

Agency for Non-Residents:

24.36	No Group Company has ever been, or is now, assessable to tax under section 1034 or 1035 of the TCA

Anti-Avoidance Provisions:

24.37

No Group Company has received any notice under section 811(6) of the TCA or engaged in, or been party to, a tax avoidance transaction within the meaning of section 811(2) of the TCA or any other transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was or could be said to be the avoidance or deferral of, or a reduction in the liability to, Tax.

Pay as You Earn (PAYE) and Social Welfare:

24.38

The Group has properly operated the PAYE and social welfare contribution systems (including levies), deducting and accounting for Tax and maintaining records as required by law, and no Group Company has suffered any PAYE audit by the Revenue Commissioners since the Last Accounting Date or has been notified that any such audit will or is expected to. be made.

24.39

There has been no transfer by or cessation of any business within the Group which would or might give rise to any Tax liability as a consequence of the completion of the purchase by the Purchaser of the Sale Shares as contemplated by this Agreement.

Corporation Tax

24.40

No Group Company has, paid remuneration to its employees, officers or directors (either deemed or otherwise) in excess of such amount as will be deductible in computing the taxable profits of that Group Company.

24.41

No Group Company has paid and will not pay remuneration or compensation for loss of office or make any gratuitous payment or any other payment in respect of management or other services rendered or to be rendered to that Group Company to any of its present or former directors or employees (deemed or otherwise) which will not be deductible in computing the taxable profits of that Group Company.

24.42.

In respect of Schedule 32, Paragraph 7 of the TCA, no circumstance exists which would lead the Revenue to withdraw approval of the scheme or to contend that any Group Company is not a qualifying Company carrying on a specified trade.

24.43	In respect of profit sharing schemes under Sections 509 to 518 of the TCA, no circumstance exists which would lead the Revenue to withdraw approval of any such scheme.
24.44	In respect of employee share ownership trusts under Section 519 and Section 511(A) of the TCA, no circumstance exists which would lead the Revenue to withdraw approval of any such scheme.
24.45	If the employees of any Group Company have benefited from Section 479 of the TCA, no circumstance exists in relation to that Group Company which would lead to the withdrawal of the relief.
24.46	No Group Company has, within the meaning of Sections 520 to 529 of the TCA, received payment in respect of professional services from an accountable person.
24.47	No loan or advance or payment has been made or consideration given or transaction effected falling within Sections 438 or 439 of the TCA.
24.48

Each Group Company has duly complied with the requirements of Section 239 of the TCA and with the requirements of all other provisions relating to the deduction and withholding of tax at source up to the date hereof and all such tax which has become due to the Revenue Commissioners or any Tax Authority has been paid to the Revenue Commissioners or such tax authority.

24.49

No Group Company has over incurred any expense or paid any amount in consequence of which that Group Company has been or could be treated under Sections 436 or 437 of the TCA as having made a distribution.

24.50	The limitation on the meaning of “distribution” provided for by Sections 133 and 134 of the TCA does not apply to any financial arrangements of any Group Company.

24.51	No Group Company is affected by the amendments to Part IX of the Corporation Tax Act 1976 contained in Section 133(3) and 134(2) of the TCA.
24.52	Section 138 of the TCA does not apply to any dividend paid by any Group Company in respect of its preference shares.
24.53

No Group Company has made any claim for relief in respect of stock appreciation under Section 665 to 669 of the TCA or under Section 31 and 31A of the Finance Act 1975 or Section 26 of the Finance Act 1976 or Section 49 Finance Act 1984.

24.54

No Group Company has effected. or entered into any act transaction or arrangement of any nature whereby it has incurred or may hereafter incur any liability under or by virtue of any of Sections 98, 99, 100 and 103 of the TCA.

24.55	No Group Company has surrendered any amount by way of group relief under the provisions of Sections 411 to 424 and Section 456 of the TCA.
24.56

No Group Company is and will not at any time in the future become liable to make a subvention payment or any other payment for an amount surrendered by any other Company under or in connection with the provisions of Section 411 of the TCA.

24.57	No Group Company has at any time:
24.57.1	repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce its issued share capital or any class thereof; or
24.57.2

capitalised or agreed to capitalise in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares debentures or other securities any profits or reserves of any class or description or passed or agreed to pass any resolution to do so; or

24.57.3

provided capital to any company on terms whereby the company so capitalised has in consideration thereof issued shares loan stock or other securities where the terms of any such capitalisation were otherwise than by way of a bargain made at arm’s length or where the shares loan stock or other securities acquired are shown in the Accounts at a value in excess of their market value at the time of acquisition.

24.58

No allowable loss which has arisen or which may hereafter arise on the disposal by any Group Company of shares in or securities of any company held at Completion is liable to be disallowed in whole or in part by virtue of the application of Section 621 or 622 of the TCA.

24.59	No change of ownership, of any `Group Company has taken place in circumstances such their Section 401 of the TCA has or may be applied to deny relief for a loss or losses incurred by a Group Company.

24.60	On a sale of any machinery and plant at the value thereof shown in the Accounts no balancing charge will be incurred.
24.61	There has not been in respect of any accounting period, any excess of distributable investment and estate income within the meaning of Section 434 of the TCA.
24.62	Each Group Company is entitled to relief up to 5th April 1990 under Sections 144 to 146 of the TCA.
24.63	No Group Company has ever claimed relief under Sections 147 to 149, 151, 442 to 450 and 453 and Schedule 32, paragraphs 4, 5(2), 6(2), 16(1) - (4) and 18 of the TCA.
24.64	No Group Company has entered into transactions by virtue of which it will be chargeable under Case IV, Schedule D in accordance with Section 815 of the TCA.
24.65	The restrictions on the use of capital allowance for certain leased assets, as set out in Section 403 of the TCA do not have application to any transactions entered into by any Group Company.
24.66	The provisions of Sections 272 and 317(3) of the TCA apply to all expenditure incurred by each Group Company, and have been properly implemented in the accounts of that Group Company.
24.67

No circumstance exists in connection with any Group Company which would lead to the withdrawal of relief for investment in research and development as provided for in Chapter Ill of the Finance Act 1986.

24.68	No Group Company has received notice under Section 70 of the Corporation Tax Act 1976 as amended by Section 56 of the Finance Act 1986.
24.69	The provisions of Section 1013 of the TCA do not apply to any transaction entered into by any Group Company.
24.70	No Group Company is liable to any claim in respect of tax due under Sections 530 or 531 of the TCA, and each Group Company has complied with the provisions of these Sections.
24.71	No Group Company has entered into any transaction as a result of which it could be assessed to tax under Schedule D in accordance with Section 639 to 647 of the TCA.
24.72	No Group Company has received a notice under Section 446 of the TCA, requiring that Group Company to desist from an activity or revoking the certificate.

24.73	The utilisation of losses incurred by the Company is not restricted by Section 456 of the TCA.
24.74	No reduction or withdrawal of relief has occurred under Section 222 of the TCA.
24.75

No allowance in respect of capital expenditure is or may in respect of any capital asset acquired on or before Completion be restricted by virtue of Sections 271, 273, 274, 278,283, 285, 300; 304; 305, 316, 317, 320, 658 and Schedule 32, paragraphs 9 and 23(2) of the TCA.

24.76	No Group Company nor any of its shareholders is affected by the restrictions on the Business Expansion Scheme relief which are contained in Sections 489 to 498 of the TCA.
24.77	No Group Company has entered into or taken any steps the object of which is a transaction which comes or might come within Section 817 of the TCA.
24.78	No Group Company beneficially owns nor has it ever beneficially owned shares to which Sections 155 and 489 of the TCA apply or may have applied.
24.79	The goods produced by each Group Company fall within the definition of goods regarded as manufactured contained in Section 443 of the TCA.
24.80

The tax benefit envisaged at the time of borrowing in respect of any loan obtained prior to Completion under Section 130 of the TCA will, under present legislation, remain undiminished until such loan has been repaid.

24.81

No Group Company owns nor has it ever owned an asset which constitutes a material interest in an off-shore fund which is or has at any time been a non qualifying offshore fund within the terms of. Sections 740 to 747 of the TCA.

24.82	Any machinery or plant provided for use for the purposes of the trade of any Group Company after 1 April 1990 is used wholly and exclusively for the purposes of the trade of that Group Company.
24.83

The cost of acquisition for the purposes of corporation tax on chargeable gains to each Group Company of each asset of that Group Company (except trading stock and work in progress) is not less than the book value of that asset as provided for in ,that Group Company’s accounts and that Group Company has not acquired any asset otherwise than by way of bargain at arms-length.

24.84

No Group Company has since its incorporation acquired any assets other than trading stock from any company which at the time of the acquisition was a member of the same group as defined in Sections 590(11) and 616 of the TCA.

24.85

Where fixed assets have been stated in the Accounts in excess of their cost, any potential liability to Taxation on chargeable gains that would accrue on the sale of these assets at their values stated are either fully provided for or disclosed by way of note in the Accounts.

24.86	Any inter-company transactions have been carried out on an arms length basis so that adjustments of profit or losses under Section 453 of the TCA are not applicable.
24.87	All pension payments made are ordinary annual attributions in accordance with Section 774 of the TCA.
24.88

No Group Company is, or ever has been, a close Company. No Group Company has any liability to a surcharge on any of its income pursuant to section 440 or 441 of the TCA, nor will it incur any such liability in respect of any accounting period prior to Completion, and no Group Company has at any time, ceased to carry on the trade of which, immediately prior to such time, its activities wholly or mainly consisted. No distribution falling within section 436 or 437 of the TCA has been made by any Group Company and no Group Company has entered into any transaction falling within section 438 or 439 of the TCA.

25	DIVIDENDS AND DISTRIBUTIONS

Advance Corporation Tax (“ACT”)

25.1	No Group Company has no outstanding liability to ACT, under Chapter 8 Part 6 of the TCA.
25.2	No Group Company has ever made a surrender of ACT under Section 66 of the TCA [surrender of ACT].
25.3	No Group Company is affected by the provisions of Section 167 of the TCA [carrying forward of ACT, where a change in ownership of company].

Dividend Withholding Tax (“DWT”)

25.4

In respect of all dividends paid on or after 6 April 1999, each Group Company has fully and correctly complied with the provisions of Chapter 8A of Part 6 of the TCA, and has deducted and accounted for all appropriate DWT and has no outstanding liability in respect of DWT.

25.5

In respect of all dividends paid by any Group Company on or after 6 April 1999, which are exempt from DWT, such Group Company has received a declaration, in the form prescribed in Schedule 2A of the TCA, from the recipients of such dividends, evidencing that DWT was not payable.

Acquisition of own Shares

25.6	No Group Company has acquired any of its own shares pursuant to the provisions of Chapter 9 of Part 6 of the TCA.

Treatment of Dividends on Certain Preference Shares

25.7	Section 138 of the TCA does not apply to any dividend paid by any Group Company in respect of its preference shares.

Section 130 Loans

25.8

No Group Company has ever been a party to any loan arrangement in respect of which interest or any other amount payable thereunder is capable of being treated as a distribution pursuant to the provisions of Chapter 2 of Part 6 of the TCA.

Dividends from a Non-Resident Subsidiary

25.9	No reduction or withdrawal of relief has occurred under Section 222 of the TCA.

Removal of Taxation Free Status from certain Dividends

25.10	No Group Company beneficially owns nor has it ever beneficially owned shares to which Section 155 or 489 TCA applies or may have applied.
26	COMPLIANCE
PAYE/PRSI
26.1

Each Group Company has properly operated the PAYE system of deduction and accounted to the relevant Tax Authority for Taxation chargeable on the remuneration of its employees and has properly operated the Pay Related Social Insurance system and has accounted to the relevant Tax Authority for all deductions made thereunder or provided in full for same in the Accounts.

Deferment of PAYE

26.2

No Group Company has availed of the Income Tax (Employment) Regulations 1989 (S.I 5811989) whereby an employer may make remittances of PAYE deducted from his employees at longer intervals than the normal remittance basis.

Compliance and Records

26.3

Each Group Company has complied in all respects with the Social Welfare Consolidation Act 1993, the Health Contributions Act 1979, Youth Employment Agency Act 1981, (all as amended) and any Regulations made under any such Acts and has maintained full complete, correct and up to date records for the purposes thereof and has not committed any offence under Part VI, Chapter 4 of the Social Welfare Consolidation Act 1993 and is not liable for any abnormal or non-routine payment or any forfeiture or penalty or for the operation of any penal provisions due to non-compliance with the said Acts and/or Regulations.

Interest on Overdue Taxation

26.4	No Group Company is or has at any time since the Last Accounting Date been liable to pay interest on overdue Taxation.

Payments made under Deduction of Taxation

26.5

Each Group Company has duly complied with the requirements of Section 239 of the TCA [income tax on payments by a resident company] and with the requirements of all other provisions relating to the deduction and withholding of Taxation at source up to the date hereof and all such Taxation which has become due, has been paid.

Subcontractors Tax

26.6	No Group Company is liable for any claim for Taxation under Sections 530 and 531 of the TCA and has complied with the provisions of these Sections in all regards.

Surcharge for Late Submission of Returns

26.7	No claims to relief connected with a Group Company have been or will be restricted by Section 1085 of the TCA.

Appeals

26.8	here is no appeal by any Group Company pending against any assessment to Taxation.

Taxation Accounts and Returns

26.9

Each Group Company has for each accounting period up to and including the accounting period ending on the Last Accounting Date, furnished the relevant Tax Authority with full and accurate particulars relating to its affairs, and also has properly and within the prescribed periods of time made all returns and given or delivered all notices, accounts and information required for the purpose of Taxation, and all such particulars have been correct in all material respects and on a proper basis and none are disputed by the relevant Tax Authority concerned, and there are no grounds or circumstances which might cause any such dispute and each Group Company has made all claims which would be of benefit to it, within the time limits laid down in the relevant legislation. Each Group Company has submitted, and the relevant Tax Authority has where appropriate agreed, computations of its taxable profits in respect of all periods up to and including the year ended on the Last Accounting Date.

Revenue Audits

26.10	No Group Company has been subject to an audit by any Taxing Authority whereby any liability to Taxation has been assessed or may be assessed.

Mandatory Reporting Requirements

26.11	Each Group Company has compiled in all respects with the reporting requirements of Part 38, Chapter 3 of the TCA.

Self Assessment Returns

26.12	No penalty or surcharge under Section 1084 of the TCA has or will become payable by any Group Company.

Withholding Taxation on Professional

26.13	No Group Company has received payment nor is it due payment in respect of professional services from an accountable person within the meaning of Chapter 1 of Part 18 of the TCA.

Waiver of Certain Tax, Interest and Penalties Act 1993

26.14	The provisions of the Waiver of Certain Tax, Interest and Penalties Act 1993, do not have application to any Group Company.
27	CAPITAL GAINS TAX

Rollover Relief

27.1	No Group Company has made any claim under Section 596, 600A, 605 or 620 of the TCA (rollover relief and compulsory purchase order relief).

Transfers at Undervalue

27.2	No Group Company has made a transfer that is referred to in Section 589 of the TCA or received any asset by way of a gift as mentioned in Section 978 of the TCA.

Clearance Certificate

27.3	The Sale Shares do not derive the greater part of their value from:
27.3.1	land in Ireland;
27.3.2	minerals, mineral rights or mining rights in Ireland; or
27.3.3

exploration or exploitation rights on the continental shelf of Ireland and such Sale Shares were not acquired by the Vendors, or any prior holder, in exchange for shares, debentures or other securities the greater part of the value of which was so derived.

Share for Share Exchange

27.4

No Group Company has been a party to or involved in any share for share exchange nor any scheme of reconstruction or amalgamation as are mentioned in Chapter 4 of Part 19 of the TCA or Section 615 of the TCA under which shares or debentures have-been issued or any transfer of assets effected.

Receipt of Shares for Transfer of Trade

27.5	No Group Company has entered into any of the transactions to which Part 21 of the TCA applies nor holds nor has disposed of “new assets” under Section 631 of the TCA.

Disposal by Liquidators or Mortgages

27.6	No Group Company has any liability by virtue of the provisions of Section 571 of the TCA.

Group Transactions

27.7	No Group Company had entered into any transaction to which any of the provisions of Chapter 1 of Pert 20 of the TCA apply.
28	STAMP DUTY AND CAPITAL DUTY

Mandatory Payment of Stamp Duty and Capital Duty

28.1	The Company has duly complied with and has no liability under Section 2 or Section 116 of the Stamp Duties Consolidation Act 1999 (as amended) (“SDCA”).

Liability to Stamp Duty and Capital Duty

28.2

Every instrument in the possession of or under the control of any Group Company and which affords any right or rights to any Group Company which attract stamp duty or capital duty, have been duly and properly stamped, and any Group Company has no outstanding liability whatsoever for stamp duty or capital duty, however arising or payable, or interest or penalties relating to stamp duty or capital duty.

Reliefs, Exemptions or Reductions

28.3

No relief, exemption or reduction has been claimed or obtained by any Group Company from capital duty or stamp duty under Section 79 of the SDCA [associated company relief], Section 80 of the SDCA [reconstruction or amalgamation relief]or 119 of the SDCA [reconstruction or amalgamation relief].

Penalties

28.4

No Group Company has executed any instrument in respect of which fines could be imposed on it pursuant to Section 8 of the SDCA [penalties for fraud and for negligence in the preparation of instruments, etc.]

29	VALUE ADDED TAX

Value Added Tax Compliance

29.1

Every Group Company is a registered and taxable person for the purposes of the VATA and has complied in all respects with such legislation (including the due payment of any sums due) and all regulations made or notices issued thereunder and has maintained and obtained full, complete, correct and up to date records, invoices and other documents (as the case may be) including, without prejudice to the generality of the foregoing, monthly control statements, INTRASTAT and VIES returns appropriate or requisite for the purposes thereof.

29.2

No Group Company is nor has it been in arrears with its payments, returns (including where relevant monthly control statements and listings) or notifications under the. VITA or liable to any abnormal or non-routine payment or any forfeiture . or penalty or to the operation of any penal provisions contained therein.

29.3	Each Group Company has charged, and accounted for in a timely manner, value added tax at the appropriate rate in respect of all supplies of goods and services affected by the VATA.

Membership of a Group for VAT

29.4

No arrangement exists or has existed whereby pursuant to Section 8(8) VATA and Regulation 5 of the Value Added Tax Regulations 1979 (as amended) any Group Company is or was treated as a member of a group for value added tax purposes, or the business activities of a Group Company is or was deemed to be carried on by any other person or the business activities of any other person is or as deemed to be carried on, by any Group Company. No notification has been received by any Group Company from the Revenue Commissioners under Section 8(8) VATA including especially a notification in the absence of a request from the taxable persons concerned.

VAT Exempt Supplies

29.5	No Group Company makes any supplies which are exempt from value added tax under the VATA.

VAT on Property Transactions

29.6	No liability for Taxation with particular reference to value added tax arise for any Group Company by reason of the granting or the acquiring of any leases

Immovable Goods

29.7	No Group Company is or has ever been engaged in a letting of immovable goods.

Computation of Profits of the Business

29.8

There is no dispute or disagreement outstanding at Completion nor is any contemplated at the date of this Agreement with any relevant Tax Authority regarding the proper treatment for Vat purposes of any supplies of goods or services made (or treated as made) in the course of the business of any Group Company and there are no circumstances that would make it likely that any such dispute or disagreement may commence.

Qualifying Goods and Services

29.9	No Group Company is not authorised to receive supplies of qualifying goods and services at the zero rate of VAT.
30	CAPITAL ACQUISITIONS TAX

Liability of Sale Shares

30.1	There is no unsatisfied liability to capital acquisitions tax attached or attributable to the Sale Sharps and none of the Sale Shares are subject to a charge in favour of any Tax Authority
31	ALLOWANCES 1 LOSSES
31.1	As at the Last Accounting Date, the Group has:
31.1.1	capital allowances of €8,000,000; and
31.1.2	accumulated tax losses of not less than €27,500,000 available for carrying forward
31.2

and none of the capital allowances or losses which are available to the Group are restricted or unavailable in any way under the current corporate structure and the entering into of this Agreement or Completion will not result in the loss, non availability or restriction of any of the capital allowances or losses which are available to the Group as set out above.

SCHEDULE 5
THE PROPERTIES

A.	Leasehold Properties

The properties occupied by the Group Companies are as follows.

“Cardiff	Part ground, second and third floors, Hodge House, 114-116 Place, Cardiff
“Swansea”	Part ground floor and first and second floor offices and see mezzanine, 27-29 High Street and 34A Orchard Street, Swansea
“Block V”	Conduit House, Block V, East Point Business Park, Dublin 3, Ireland,
“Block P1”	Conduit House, Block P1, East Point Business Park, Dublin 3, Ireland

Cardiff

Tenure: leasehold under a lease dated 8 March 2002 made between Hodge House Limited, 118 Limited and Conduit Enterprises Limited (formerly Conduit plc) as varied by a deed of surrender and a deed of variation both dated 15 July 2003 made between the same parties as the parties to the lease whereby the fourth floor of Hodge House was surrendered, out of the lease and the rent was reduced.

The obligations of 118 Limited as tenant under the lease are guaranteed by:

1. Conduit plc: the guarantee is contained in the lease, to which Conduit plc are a party; and

2. AIB Group (UK) plc: the guarantee, which is for a maximum amount of €286,294 plus VAT, is contained in a deed dated 15 July 2003 made between AIB (Group) plc and Hodge House Limited. By a deed dated 19 May 2003 118 Limited has indemnified AIB Group (UK) plc for liability under the guarantee.

Term: .15 years from 11 June 2001, with a right for the tenant to terminate the term on 11 June 2011 on giving at least 12 months’ notice.

Annual rent: £572,588, subject to review on 11 June 2006 and 11 June 2011.

Rates per annum: £177,241

Service Charge per annum: £311,760

The above mentioned service charge should normally be approximately £150,000.00 to £160,000.00 and in consequence is in dispute. The amount mentioned above is the amount being invoiced by the Managing agents (Arlington Property) and the increase occurred approximately a year ago. Of the £311,760, approximately £140,000 relates to repairs to the - roof, which is disputed and refuted for reason that this latent defect was present when the Company took up tenancy. All other tenants concur. Furthermore, the balance of the increase has been contested also albeit at a slow pace.

A meeting took place on the 9th November 2005 where it was agreed that future budgets and their subsequent final accounts will in future be submitted in good time to the Group. The Group’s Facilities Manager wrote on the 12th November 2005 to the Management agents following this meeting outlining observations in relation to the various matters arising under the service charge. The Group called for response to these points and await the outcome of same.

The Cardiff Rates include just half of the 3rd Floor.

Swansea

Tenure: leasehold under a lease dated 14 April 2003 made between Lowdale Properties Limited and 118 Limited.          /

Term: 10 years from April 2003, with a right for 118 Limited (but not any assignee of the lease) to terminate the term on 11 April 2008 on giving at least 6 months’ notice.

Annual rent: £99,000,

subject to review on in April 2008.

Rates per annum: £44,626

Service Charge per annum: £0

Block V

Lease of Block V was made between Edward B. Kerr, Liam Young, Michael Tunney, Liam Lenehan and Laurence K. Shields (“Landlords”) and Conduit Enterprises Limited (“Tenant”) and was dated 5 December, 1997.

The yearly rent is €403,658, broken up as to rental on the property of €369,458.00 per annum and rental on 38 parking spaces of €34,200.00 per annum.

The initial rent for Block V was reviewed on the 4 December 2002 and was increased on the 4 December 2002 by the sum of €97,924.12, Originally the rent under the Lease included the car-parking spaces but during renegotiation the rent and car parking spaces were broken out as set out above.

In relation to Block V the rent originally was €305,733.88 including 38 car parking spaces, reviewable after 5 years.

The local government rates payable on the premises for 2005 are €40,589 and the full rates are due for 2005 to the Dublin County Council.

The Service Charge on Block V, East Point is €26,736 per year.

The Insurance payable on the premises is €7,927.22 and same has been paid. to December 2005.

The Lease re Block V East Point relates to Registry of Deeds title only. There are certain services that run across the registered land contained in Folio 64160F that benefit all the blocks at East Point including Block V. The reference to lands in Folio 104996F contained in the Lease relate to the entry to the estate by way of the access road causeway leading from Alfie Byrne Road to the Estate (see below). The Lease re Block V East Point has not been registered in the Registry of Deeds nor has the said Lease been registered in the Land Registry in relation to the easements contained therein which said easements should be specified as a burden on Folio 64160F County Dublin.

The Landlord’s signature in the Lease has not been witnessed.

Block P1

Lease of Block P1 was made between, Erin Executor & Trustee Co. Limited (“Landlord”), Dublin Port Company, Earlsfort East Point, and Conduit Enterprises Limited.

The Block P1 Rent is €906,212 including 61 car parking spaces. The rent is payable quarterly in advance on the 1 January, .1 April, 1 July and .14 October in each year of the demised term.

The local government rates payable on the premises for 2005 are €169,297. The service charge on Block P1 is €68,320 per annum.

Switzerland
Property:	Zentralstrasse 63a, 2502 Biel.
Leased to:	Conduit Europe
Tenure:	Leasehold under lease dated 01 October 2005.
Term:	3 years from 1 October 2005 Austria
Austria
Property:	Nordbahnstrasse 361214 A-1020 Wien,
Leased to:	Conduit Enterprises GmbH
Tenure:	Leasehold held under Lease dated 9’ September 2003
Term:	5 Years from 1St October 2003

SCHEDULE 6:

TAX DEED

SCHEDULE 7

Escrow Agreement

SCHEDULE 8

REGISTERED IP RIGHTS

TRADEMARKS
Status	Registration/ Application Number	Registered Owner/Applicant	Place of Registration	Description
Registered	223725	Conduit Enterprises Ltd	Ireland	11850 Device
Registered	226889	Conduit Enterprises Ltd	Ireland	11860
Registered	226890	Conduit Enterprises Ltd	Ireland	11850
Registered	2238772	Conduit Enterprises Ltd	UK	11850 (series 2)
Registered	2238649	Conduit Enterprises Ltd	UK	118
Registered	2226133A	Conduit Enterprises Ltd	UK	118.CO.UK
Registered	2238665	Conduit Enterprises Ltd	UK	11850
Registered	2243912	Conduit Enterprises Ltd	UK	11850 Logo
`
Registered	2238662	Conduit Enterprises Ltd	UK	11860
Registered	2291403	Conduit Enterprises Ltd	UK	118888
Registered	2215533	Conduit Enterprises Ltd	UK	118888
Registered	2325930	Conduit Enterprises Ltd	UK	118888
Registered	2325933	Conduit Enterprises Ltd	UK	118888 LOGO (Series 2)
Registered	22261338	Conduit Enterprises Ltd	UK	118COM
Registered	2226133C	Conduit Enterprises Ltd	UK	118NET
Registered	2254312	Conduit Enterprises Ltd	UK	118UK
Registered	2369452	Conduit Enterprises Ltd	UK	118.com
Registered	22261338	Conduit Enterprises Ltd	UK	118.com
Registered	203358	Conduit Enterprises Ltd	Austria	118811 Device (b&w)
Registered	203359	Conduit Enterprises Ltd	Austria	118811 device colour
Registered	214956	Conduit Enterprises Ltd	Austria	118811
Registered	490356	Conduit Europe SA	Switzerland	1850
Registered	493945	Conduit Europe SA	Switzerland	Conduit Logo
Registered	1757012	Conduit Enterprises Ltd	EU.	CONDUIT
Registered	1757525	Conduit Enterprises Ltd	EU	Conduit Logo
Registered	1763507	Conduit Enterprises Ltd	EU	118
Registered	1342526	Conduit Software Ltd	EU	SMS-DQ
Registered	1342500	Conduit Software Ltd	EU	SMS-DA
Registered	1342450	Conduit Software Ltd	EU	WAP-DA
Registered	1342492	Conduit Software Ltd	EU	WAP-DQ

PATENTS
Status	Registration/ Application Number	Registered Owner/ Applicant	Place of Registration	Description
Granted	98 0097	Fournir Limited	Ireland	A communications controller
Granted	9802993.7	Fournir Limited	UK	A communications controller
Granted	S2000/0671	Fournir Limited	Ireland	A short message method and system
Granted	00 650116.7	Fournir Limited	EPO	A short message method and system

DOMAIN NAMES
Domain Name	Country	Registrant
118
118.com		Conduit (118 UK)
118co.ee	Estonia	Conduit Enterprises Ltd
118.co.uk	UK	Conduit Enterprises Ltd
118.com.mt	Malta	Conduit Enterprises Ltd
118.com.pt	Portugal .	118 Ltd
118.cz	Czech Republic	Conduit Enterprises Ltd
118.co.za	South Africa	Conduit Enterprises Ltd
118.fr	France	Conduit Enterprises Ltd
118.gr	Greece	Conduit Enterprises Ltd
118.hu	Hungary	Conduit Enterprises Ltd
118.ie	Ireland	Conduit Enterprises Ltd
118.lu	Luxembourg	Conduit Enterprises Ltd
118.p1	Poland	Conduit Enterprises Ltd
118.sk	Slovakia	Conduit Enterprises Ltd
118com.co.uk	UK	Conduit Enterprises Ltd
118info.at	Austria	Conduit Enterprises Ltd
118info.de	Germany	Conduit Enterprises Ltd
118info.nl	The Netherlands	Conduit Enterprises Ltd
118net.co.uk	UK	Conduit Enterprises Ltd
118uk.co.uk	UK	Conduit Enterprises Ltd
118.com.pl	Poland	Conduit Enterprises Ltd
118.es	Spain	Conduit Enterprises Ltd
118.co.in	India	Conduit Enterprises Ltd
118.ch	Switzerland	Conduit Enterprises Ltd
118.co.nz	New Zealand	Conduit Enterprises Ltd
1181za.com	South Africa	Conduit Enterprises Ltd
118.com.pk	Pakistan	Conduit Enterprises Ltd
118.com.mx	Mexico	Conduit Enterprises Ltd
118.com.pe	Peru	Conduit Enterprises Ltd
118.com.es	Spain	Conduit Enterprises Ltd
Info118
info118.at	Austria	Conduit Enterprises Ltd
info118.be	Belgium	Conduit. Enterprises Ltd
info118.ch	Switzerland	Conduit Enterprises Ltd
info118.se	Sweden	Conduit Enterprises Ltd
info118.com.pt	Portugal	Conduit Enterprises Ltd
info118.de	Germany	Conduit Enterprises Ltd
info118.fr	France	Conduit Enterprises Ltd
info118.ie	Ireland	Conduit Enterprises Ltd
info118.it	Italy	Conduit Enterprises Ltd
info118.lt	Lithuania	Conduit Enterprises Ltd
info118.lv	Latvia	Conduit Enterprises Ltd
info118.info		Conduit Enterprises Ltd
info118.net		Conduit Enterprises Ltd
info118.org		Conduit Enterprises Ltd
info118.com		Conduit Enterprises Ltd
Directory Enquiries	,
11850.ie	Ireland	Conduit Enterprises Ltd
11850.info	Ireland	Conduit Enterprises Ltd

118888.co.uk	UK	Conduit Enterprises Ltd
118899.co.uk	UK	118 Ltd
1850.ch	Switzerland	Conduit Enterprises Ltd
Elf88elf.at	Austria	Conduit Enterprises Gmbh
11850.com		Conduit Enterprises Ltd
11850enquiries.com		Conduit Enterprises Ltd
11860.com		118 Ltd
118811.info		Conduit Enterprises Ltd
118888.info		Conduit Enterprises Ltd
1850.info		Conduit Enterprises Ltd
118040.com		Conduit Enterprises Ltd
118838.com		Conduit Enterprises Ltd
118838.net		Conduit Enterprises Ltd
118840.net		Conduit Enterprises Ltd
118848.com		Conduit Enterprises Ltd
118848.net		Conduit Enterprises Ltd
Conduit
Conduit.at	Austria	Conduit Enterprises Gmbh
Conduit.ch	Switzerland	Conduit Enterprises Ltd
Conduit.ie	Ireland	Conduit Enterprises Ltd
conduiteurope.com		Conduit Enterprises Ltd
conduituk.com		Conduit Enterprises Ltd
conduituk.net		Conduit Enterprises Ltd
directoryaffairs.co.uk		Conduit Enterprises Ltd
directoryaffairs.com		Conduit Enterprises Ltd
Italy
qui1234.it	Italy	Conduit Enterprises Ltd
pronto1234.it	Italy	Conduit Enterprises Ltd
sempre1234	Italy	Conduit Enterprises Ltd
qui412.it	Italy	Conduit Enterprises Ltd
pronto412.it	Italy	Conduit Enterprises Ltd
sempre412.it	Italy	Conduit Enterprises Ltd
info4321.it	Italy	Conduit Enterprises Ltd
qui4321,it	Italy	Conduit Enterprises Ltd
pronto4321.it	Italy	Conduit Enterprises Ltd
sempre4321.it	Italy	Conduit Enterprises Ltd
sempre12.it	Italy	Conduit Enterprises Ltd
pronto12.it	Italy	Conduit Enterprises Ltd
qui12.it	Italy	Conduit Enterprises Ltd
info1250.it	Italy	Conduit Enterprises Ltd
1250info.it	Italy	Conduit Enterprises Ltd
pronto1250.it	Italy	Conduit Enterprises Ltd
.eu
info118.eu		Conduit Enterprises Ltd
conduit.eu		Conduit Enterprises Ltd
118.eu		Conduit Enterprises Ltd

SCHEDULE 9

CONDUCT OF BUSINESS BETWEEN SIGNING AND COMPLETION

1.

The Vendors, hereby covenant with and undertake to the Purchaser that no material action will be taken (save as herein otherwise contemplated or required or with the prior written consent of the Promoters or the Purchaser), by them or by any Group Company with the intent of prejudicing the continuance for the benefit of a Group Company of any or all material contracts, engagements, business connections and orders subsisting at the date hereof or hereafter in relation to the Business.

2.

The Vendors hereby covenant with and undertake to the Purchaser that the Purchaser and its agents will, upon reasonable notice, be allowed access to the books and records of. each Group Company including, without limitation, the statutory books, minute books, leases and contracts in the possession or control of the Group Company;

3.	The Vendors hereby covenant with and undertake to the Purchaser that the Vendors shall not at any time prior to Completion:
(a)	dispose or attempt to dispose of any material interest in the Shares or grant any option over, or mortgage, charge or otherwise encumber or dispose of any of the Shares; or
(b)

enter into discussions with any persons as regards the possible sale of the Sale Shares, the Business or any material part of the Business’ other than discussions in connection with the sale of the Sale Shares to the Purchaser.

4.

Without prejudice to the foregoing, the Vendors hereby covenant with and undertake to the Purchaser that each Group Company shall not at any time prior to Completion without the prior written consent of the Promoters or the Purchaser:

(a)	permit or cause to be proposed any alteration to its share capital (including any increase thereof) or the rights attaching to its shares;
(b)	create, allot, issue, redeem, consolidate, convert or sub-divide any share or loan capital or grant or agree to grant any options for the issue of any share or loan capital;
(c)	subscribe or otherwise acquire, or dispose of any shares in the capital of any Group Company;
(d)

acquire or dispose of the whole or any material part of the undertaking of it or of any other person, firm or company or acquire or dispose of a material asset except in the ordinary course of its business;

(e)	send any notice to its shareholders or pass any shareholder resolution;

(f)	voluntarily cease or propose to cease to carry on its business or be wound up or enter into receivership or any form of management or administration over its assets or;
(g)

take or refrain from taking any action which would be reasonably likely to cause any of its material insurances to lapse or intentionally do anything which would make any policy of insurance void, null or voidable or might result in an increase in the premium payable under any policy of insurance or prejudice the ability to effect equivalent insurance in the future;

(h)	make any change to its auditors, its bankers or the terms of the mandate given to such bankers in relation to its account(s), or its accounting reference date;
(i)

borrow material monies (other than. pursuant to facilities disclosed or referred to in the Disclosure Letter) or accept material credit (other than normal trade credit) or make payments out of or drawings on its bank accounts other than in accordance with the ordinary course of business and its usual practice prior to the date of this Agreement or amend the terms of its borrowings or indebtedness. in the nature of borrowing;

(j)	make any material payment otherwise than on an arm’s length basis save pursuant to any transactions which may be disclosed in the Disclosure Letter;
(k)

enter into or give any material guarantee of or indemnity or contract of suretyship for or otherwise commit itself in respect of the due payment of money or the performance of any contract, engagement or obligation of any other person or body;

(l)	in relation to any of the Properties:
(i)	apply for a planning permission or other permit or licence or implement one already obtained but not implemented;
(ii)	change its existing use;
(iii)	terminate, or give a notice to terminate, a lease tenancy or licence;
(iv)	apply for consent to do something requiring consent under a lease, tenancy or licence;
(v)	grant or refuse an application by a tenant or occupier to do something requiring its consent under a lease, tenancy or licence; or
(vi)	agree a new rent or fee payable under a lease, tenancy or licence.

(m)	propose, pay, declare or make any material dividend or propose, declare or make any other material distribution to shareholders in their capacity as such;
(n)	enter into any material partnership or joint venture;
(o)

incur any capital expenditure (including obligations under hire purchase and leasing arrangements other than those which have been disclosed in the Disclosure Letter) exceeding in aggregate EUR50,000 or as regards any single item EUR25,000;

(p)	dispose of any asset of a capital nature with a book or market value in excess of EUR50,000;
(q)	provide a gratuitous benefit to an officer or employee (or any of their dependants) or employ, engage or terminate the employment or engagement of a person with a salary in excess of EUR75,000;
(r)

vary or make any binding decisions on the terms of employment and service of any officer or employee increase or vary the salary (other than in the ordinary course of business) or other benefits of any such officer or employee or appoint or dismiss any officer or such employee with a salary in excess of EUR75,000;

(s)

create or permit they creation of or suffer to subsist any material Encumbrance ov9i- the whole or any part pf its assets or redeem any Encumbrance over, any asset of any Group Company other than Encumbrances disclosed or referred to in the Disclosure Letter or created in the ordinary course of business;

(t)	make any material loan or give ‘any material credit (other than normal trade credit) or acquire any loan capital of any corporate body (wherever incorporated);
(u)	surrender or agree to any material change in the terms of any material agreement to which it is from time to time a party;
(v)	amend or agree to amend any of the terms of the contracts with each of Vodafone, Orange UK or Bord Gais;
(w)	enter into or amend or vary any leasing, hire, hire purchase or other agreement for payment on deferred terms;
(x)	make any material change in its business or do any material act or thing outside the ordinary course of its business;
(y)

commence any litigation (save for the collection of debts arising in the ordinary course of business) or settle or compromise any claim or dispute or waive a right in relation to litigation or arbitration proceedings;

(z)	make a claim under section .597 of the TCA which affects an asset owned by any Group Company;

(aa)

save as may be required by law or the terms of the Pension Scheme, amend or discontinue (wholly or partly) the Pension Scheme or communicate to any member or former member, officer or employee of the Pension Scheme a plan, proposal or an intention to amend, discontinue (wholly or partly), or exercise a discretion, in relation to the Pension Scheme; and

6.

The Purchaser shall be entitled to (i) nominate one person to act as an observer at board meetings of the Company who shall have the right to receive notice of and attend at all meetings of the board of directors of the Company prior to the Long Stop Date, and (ii) appoint such person or persons (at the cost and expense of the Purchaser) to oversee the activities and financial operations of the Group as it may in its sole discretion deem necessary.

IN WITNESS whereof these presents have been entered into the day and year first herein written.

SIGNED by Hugh Cooney                                                                                                   /s/ Hugh Cooney

the duly authorised representative

of KANDEL LIMITED

in the presence of:

Signature of witness:

Name:

Address:

Occupation:

SIGNED by Eugene McGale                                                                                               /s/ Eugene McGale

the duly authorised representative

of BANK OF SCOTLAND (IRELAND) LIMITED

in the presence of:

Signature of witness:

Name:

Address:

Occupation:

EXECUTED AS A DEED BY

INVESTCORP TECHNOLOGY VENTURES II, L.P.,

a Cayman Islands exempted limited partnership

By:	ITV Limited, as General Partner of

Investcorp Technology Fund II Limited

Partnership, its General Partner.

By	/s/ Rangarajan Raghavan
Name:	Rangarajan Raghavan
Title:	Director

SIGNED by

INVESTCORP TECHNOLOGY VENTURES II, L.P.

a Cayman Islands exempted limited partnership

as Promoter for and on behalf of

INVESTEXX HOLDINGS LIMITED

By: ITV Limited, as General Partner of

Investcorp Technology Fund II Limited

Partnership, its General Partner

By:	/s/ Rangarajan Raghavan
Name:	Rangarajan Raghavan
Title:	Director

in the presence of:

/s/ Lynda Mayoyo
Signature of witness: Name: Lynda Mayoyo Address: P.O. Box 5340, Manama Kingdom of Bahrain

Occupation: Paralegal

EXECUTED AS A DEED BY InfoNXX, Inc. a Delaware incorporated corporation
By:	/s/ David Freedman
Name:	David Freedman
Title:	CFO

SIGNED by Liam Young	/s/ Liam Young
in the presence of

SIGNED by Pamela O’ Loughlin
the lawfully appointed	/s/ Pamela O’ Loughlin
attorney of Eddie Kerr
in the presence of

SIGNED by Hugh Cooney	/s/ Hugh Cooney
the lawfully appointed
attorney of Carol Moffet
in the presence of

SIGNED by Hugh Cooney	/s/ Hugh Cooney
the lawfully appointed
attorney of Tom Kirwan
in the presence of

SIGNED by Hugh Cooney	/s/ Hugh Cooney
the lawfully appointed
attorney of Sean Fitzpatrick
in the presence of

SIGNED by Hugh Cooney	/s/ Hugh Cooney
the lawfully appointed
attorney of Tom Jones
in the presence of

SIGNED by Hugh Cooney	/s/ Hugh Cooney
the lawfully appointed
attorney of Neil Evans
in the presence of

SIGNED by Hugh Cooney	/s/ Hugh Cooney
the lawfully appointed
attorney of Will Lewis
in the presence of

SIGNED by Mark Buckley	/s/ Mark Buckley
in the presence of

SIGNED by Hugh Cooney	/s/ Hugh Cooney
the lawfully appointed
attorney of Denis Creighton
in the presence of

SIGNED by Hugh Cooney	/s/ Hugh Cooney
the lawfully appointed
attorney of Colm Coyle
in the presence of

SIGNED by Hugh Cooney	/s/ Hugh Cooney
the lawfully appointed
attorney of Neil Parkinson
in the presence of

SIGNED by Hugh Cooney	/s/ Hugh Cooney
in the presence of

SIGNED by Hugh Cooney	/s/ Hugh Cooney
the lawfully appointed
attorney of Michael Walsh
in the presence of

SIGNED by the duly authorised	/s/ Hugh Cooney
representative of Westfront Limited	/s/ Mark Buckley
in the presence of

SIGNED by the duly authorised	/s/ Hugh Cooney
representative of Dryvale Limited	/s/ Mark Buckley
in the presence of

SIGNED by the duly authorised	/s/ Hugh Cooney
representative of Anglo Irish
Private Equity Fund LP
in the presence of

SIGNED by the duly authorised	/s/ Hugh Cooney
representative of Anglo Irish
Bank Nominees Limited
in the presence of

/s/ Peter Josika
SIGNED SEALED AND DELIVERED by Peter Josika in the presence of:
/s/ M. Schweizer
Witness Signature
M. Schweizer
Witness Name

SIGNED SEALED AND DELIVERED by Iris Seybold in the presence of:
/s/ Iris Seybold
Witness Signature
W. Seybold
Witness Name

SIGNED SEALED AND DELIVERED by Dorothy O’Byrne in the presence of:
/s/ Dorothy O’Byrne
Witness Signature
/s/ Mark Buckley
Witness Name